                                                                          10.9.1





                     BAREBOAT CHARTER BY WAY OF SUB-DEMISE


                           SIMON-HORIZON LIMITED (1)

                                    - and -

                        HORIZON EXPLORATION LIMITED (2)





Simmons & Simmons
14 Dominion Street
London EC2M 2RJ
5A/P37800/AZM/1040m

                                     INDEX

Clause               Heading                                                Page
------               -------                                                ----
1      Definitions                                                             1

2      Representations and Warranties                                          9

3      Term of Charter                                                        12

4      Conditions Precedent                                                   15

5      Delivery and Acceptance                                                15

6      Extent of Simon's Liability; Third Party Warranties                    16

7      Charterhire                                                            17

8      Payments, Interest and Calculations                                    18

9      Costs and Indemnities                                                  19

10     Taxation                                                               22

11     General Undertakings                                                   24

       11.1

              (a)    Notification of Relevant Event
              (b)    Consents and Authorisations
              (c)    Preparation of Accounts
              (d)    Supply of Accounts
              (e)    Information concerning the Charterer
              (f)    Information concerning the Ship
              (g)    Observance of Covenants

       11.2   Protection of Owner's and Simon's Rights

              (a)    Disposal of the Ship
              (b)    Encumbrances
              (c)    Notification of Arrest
              (d)    Prevention of and Release from Arrest
              (e)    No pledging of Simon's or Owner's Credit
              (f)    Protection of Simon's and the Owner's Rights in the Ship





                                      (i)

              (g)    Notice of Owner's and Simon's Rights
              (h)    Release from Arrest: Owner's and Simon's Vessels

12     Sub Chartering                                                         28

13     Use and Trade of the Ship                                              28

       13.1   Permitted Use
       13.2

              (a)    Ship's Registration
              (b)    Employment
              (c)    Payment of Outgoing and Evidence of Payments
              (d)    Operation in the U.S.A. or Canada
              (e)    Use for Qualifying Purpose
              (f)    Bills of Lading

14     Title, Registration, Name and House Flag                               30

       14.1   Title
       14.2   Initial Registration
       14.3   Transfer of Flag or Registry
       14.4   Name and House Flag

15     Maintenance and Operation                                              32

       15.1   Possession and Control of Ship by Charterer
       15.2   Undertakings concerning Maintenance and Operation

              (a)    Maintenance of Classification; Compliance with Regulations
              (b)    Supply and Crewing
              (c)    Surveys
              (d)    Repair
              (e)    Drydocking
              (f)    Inspection of the Ship
              (g)    Manuals and Technical Records
              (h)    Modification; Removal of Parts; Equipment owned by Third
                     Parties
              (i)    Manager
              (j)    Notification of certain Events
              (k)    Repairers' Liens
              (l)    Health and Safety
              (m)    No Operational Interest
              (n)    Safe Operation
              (o)    Fitness to go to Sea





                                      (ii)

16     Insurance Undertakings; Wreck Removal and Insurance Assignment         37

       16.1   Insurance

              (a)    Insured Risks
              (b)    Brokers and Insurers
              (c)    Fleet Cover
              (d)    Payment of Premiums
              (e)    Renewal
              (f)    Guarantees
              (g)    Custody of Policy Documents; Letters of Undertaking; Loss
                     Payable Clauses
              (h)    Club Letters of Undertaking; Certificates of Entry
              (i)    Broker's Report
              (j)    Collection
              (k)    Compliance with Insurances
              (l)    Application of Recoveries
              (m)    Other Insurances and Assureds
              (n)    Information concerning Insurances

       16.2   Wreck Removal
       16.3   Further Requirements
       16.4   Insurance Assignment

17     Powers of Simon and/or the Owner to Remedy Defaults                    42

       17.1   Failure to Perform Insurance Undertakings
       17.2   Failure to Perform Maintenance Undertakings
       17.3   Failure to Prevent or Release from Arrest
       17.4   Failure to comply with other Obligations
       17.5   Costs of Remedying Defaults
       17.6   Hire Still Payable

18     Redelivery                                                             43

       18.1   Redelivery Procedure and Condition
       18.2   Redelivery Survey

19     Consumable Stores                                                      44

       19.1   Upon Delivery
       19.2   Upon Redelivery





                                     (iii)

20     Use of Equipment and Replacement                                       44

       20.1   Use of Equipment and Manuals and Technical Records
       20.2   Renewal of Equipment
       20.3   Alteration of Equipment; Additional Equipment

21     Loss and Damage                                                        46

22     Salvage                                                                49

23     Requisition                                                            49

24     Termination Events                                                     50

25     Simon's Rights Following a Termination Event                           54

26     Increased Costs, Funding Problems and Illegality                       56

27     Notices                                                                56

28     Assignment                                                             58

29     Miscellaneous                                                          58

30     Law                                                                    59

Schedule

1      List of Documents and Evidence                                         60

2      Excluded Equipment, Retained Equipment and Additional Equipment        62

3      Charterhire                                                            63

4      Termination Sum                                                        81

5      Forms of Loss Payable Clauses                                          86

6      Payment of Charterhire                                                 87





                                      (iv)

A CHARTERPARTY BY WAY OF SUB-DEMISE dated 15 July, 1994, and made

BETWEEN:

(1) SIMON-HORIZON LIMITED registered no. 467924 whose registered office is at Horizon House, Azalea Drive, Swanley, Kent BR8 8JR ("Simon"); and

(2) HORIZON EXPLORATION LIMITED registered no. 2804983 of 6 Pembroke Road, Sevenoaks, Kent TN13 1XR (the "Charterer")

BY WHICH IT IS AGREED as follows:

1 Definitions

1.1    In this Charterparty, unless the context otherwise requires:

       "Additional Equipment" means the equipment so defined in and for the purposes of Clause 3.2.1(a) of the Agreement and which (to the extent the same has been identified at the date hereof) is referred in Part III of Schedule 2;

       "Agreement" means the agreement of even date herewith between Simon and the Charterer pursuant to which Simon has agreed, inter alia, to enter into this Charterparty, certain sub-lease contracts and other transactions relating to the Ship;

       "Approved Brokers" means such firm of insurance brokers, appointed by the Charterer, as may from time to time be approved in writing by or on behalf of Simon for the purposes of this Charterparty;

       "Assignment Agreement" means the agreement so defined in and for the purposes of the Agreement;

       "Banking Day" means a day (other than a Saturday) on which banks are open for business in London and Edinburgh;

       "BFE" means the equipment, machinery and parts supplied by Simon to the Owner pursuant to the Conversion and Supply Agreement;

       "CAA" means the Capital Allowances Act 1990;

       "Casualty Amount" means Two hundred and fifty thousand Pounds (L.250,000) (or the equivalent in any other currency);

       "Charterhire Payment Dates" means, subject to Clause 8.2, in relation to the Primary Period, each of the dates referred to in paragraph 2.2 of
       Schedule 3 and, in relation to the Secondary Period, means each of the dates referred to in paragraph 6.2 of Schedule 3;

       "Charter Period" means the period during which the Charterer shall be entitled to the possession and use of the Ship in accordance with this Charterparty;

       "Charterer" means Horizon Exploration Limited of 6 Pembroke Road, Sevens, Kent TN13 1XR and includes its successors and permitted assignees and transferees;

       "Classification" means "DNV + Al (MV), EO, SF, Supply Vessel, Helidecke" with the Classification Society or such other classification as the Owner and Simon shall, at the request of the Charterer, have agreed in writing shall be treated as the Classification for the purposes of this Charterparty;

       "Classification Society" means Det Norske Veritas or such other classification society which the Owner and Simon shall at the request of the Charterer, have agreed in writing shall be treated as the Classification Society for the purposes of this Charterparty;

       "Compulsory Acquisition" means requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

       "Conversion and Supply Agreement" means the agreement dated 20th December 1990 between the Owner and Simon with regard to the Ship and relating to certain conversion works carried out to the Ship and the purchase of certain equipment installed thereon;

       "Conversion and Supply Price" means the aggregate amount in Pounds of the payments made to Simon pursuant to certificates presented under Clauses 2.5 and 3.4 of the Conversion and Supply Agreement;

       "Corporation Tax" means corporation tax in the context of the scheme of taxation contained in the United Kingdom Tax Acts (as defined in section 831 ICTA) and any applicable Finance Act or any other tax on companies imposed in the United Kingdom in substitution for corporation tax;

       "Deed of Assignment" means the deed so defined under and for the purposes of the Agreement;

       "Delivery" means the time specified in the Protocol of Delivery and Acceptance in respect of the Ship signed by the Charterer and Simon pursuant to Clause 7 of the Agreement;

       "Delivery Date" means the date specified in the Protocol of Delivery and Acceptance in respect of the Ship aforesaid;

       "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention or other encumbrance of any kind securing, or any right conferring a priority of payment in respect of, any obligation of any person;

       "Excluded Equipment" means the equipment machinery and parts owned by or leased to Simon listed in Part I of Schedule 2 which although installed by Simon on the Ship by the Delivery Date are not chartered by the Owner to Simon pursuant to the Simon Charterparty;

       "Goods" means any goods the subject of the Goods Contracts;

       "Goods Contracts" means the Master Lease and any other contract or guarantee between Simon and the Charterer relating to the Goods;

       "Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

       "Guarantees" means the guarantees issued or, as the context may require, to be issued by the Guarantors in favor of Simon;

       "Guarantors" means Horizon Seismic Inc., Exploration Holdings Limited, HEL and each of their subsidiaries from time to time;

       "ICTA" means the Income and Corporation Taxes Act 1988;

       "Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety, and whether present or future, actual or contingent;

       "Insurances" means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Charter Period in place or taken out or entered into by the Charterer pursuant to Clause 16 for the benefit of itself, Simon and the Owner in respect of the Ship or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

       "Loss Payable Clauses" means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such Loss Payable Clauses to be in the forms set out in
       Schedule 5 or in such other forms as may from time to time be agreed in writing by Simon and the Owner;

       "Manager" means Ervik Marine Services A/S of Brunholmgt 2, N6004 Aalesund, Norway or any other person appointed by the Charterer, with the prior written consent of Simon and the Owner, as the manager of the Ship;

       "Management Agreement" means the agreement (as the same may be amended, supplemented and/or novated from time to time) approved by the Owner dated 19th December, 1990 and made between Simon and the Manager or any other agreement, previously agreed in writing by Simon and the Owner, between the Charterer and the Manager providing (inter alia) for the Manager to manage the Ship;

       "Manuals and Technical Records" means all such books, records, logs, manuals, technical data, drawings and other materials and documents (whether kept or to be kept in compliance with any applicable laws or the requirements of the Classification Society or otherwise) relating to the Ship;

       "Master Leases" means the master lease of even date herewith between Simon and the Charterer and the sub lease contracts entered into pursuant thereto;

       "month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

       "MWB Conversion Contract" means the agreement dated 18th October, 1990 and made between Simon and the Yard relating to certain conversion works carried out and for the supply of certain equipment, to the Ship;

       "Net Sale Proceeds" means, in relation to a sale of the Ship, the amount actually received by the Owner from a purchaser of the Ship after deducting the Owner's expenses in connection with such sale including without limitation (where applicable) broker's commissions, Owner's marketing expenses, legal costs, agency fees and port charges, insurance premiums, stamp duties, registration fees and any expenses relating to the overhaul or repair of the Ship (including putting the Ship in class) incurred to restore the Ship to the condition required by this Charterparty and the Simon Charterparty or pursuant to the provisions of any sale and purchase agreement in respect of the sale of the Ship;

       "Original Cost" means an amount equal to the aggregate of:

              (i)    the Purchase Price; and

              (ii)   the Conversion and Supply Price;

       "Owner" means Royal Bank of Scotland (Industrial Leasing) Limited and includes successors and assignees of the Owner;

       "Permitted Encumbrance" means in respect of the Ship:

       (a)    any Encumbrance arising from the Owner's own acts or defaults;

       (b) any Encumbrance for Taxes either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such Encumbrance does not involve any likelihood of the sale, forfeiture or loss of or of any interest in, the Ship;

       (c) liens arising in the ordinary course of business by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such items do not involve any likelihood of the sale, forfeiture or loss of or of any interest in, the Ship; and

       (d) any lien for General Average or for Master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitters' possessory lien for a sum not exceeding the Casualty Amount;

       "Pounds" and the sign "L." means pounds sterling of the United Kingdom;

       "Pre-Primary Period" means the period commencing on the "Delivery Date" (as defined pursuant to the Simon Charterparty) and terminating, subject to the terms and conditions of this Charterparty, on the Start Date;

       "Primary Period" means the period commencing on the Start Date and terminating, subject to the terms and conditions of this Charterparty, on 1st April 2001;

       "Purchase Agreement" means the Memorandum of Agreement dated December, 1990 and made between Simon and the Owner under which Simon sold and the Owner purchased the Ship;

       "Purchase Price" means the sum of Five million five hundred thousand Pounds (L.5,500,000) paid by the Owner to Simon for the Ship under the Purchase Agreement;

       "Relevant Documents" means this Charterparty, the Agreement, the Conversion and Supply Agreement, the Guarantees, the Goods Contracts, the Assignment Agreement, the Deed of Assignment and any other document or instrument from time to time executed as a guarantee and/or security for the obligations of the Charterer and/or any sums of money from time to time owing, whether actually or contingently, under or pursuant to this Charterparty and all notices, consents, certificates and other documents and agreements issued or, as the case may be, to be issued pursuant to any of the foregoing, and until expiry of the warranties given to Simon pursuant to the MWB Conversion Contract, includes the MWB Conversion Contract;

       "Relevant Event" means any Termination Event or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute a Termination Event;

       "Relevant Party" means all or any one of the Charterer, the Guarantors or any other party (other than the Owner and Simon) to any of the Relevant Documents;

       "Relevant Rate of Interest" means the rate of interest determined by the Owner to be two per cent (2%) per annum above the base rate of The Royal Bank of Scotland plc;

       "Requisition Compensation" means all moneys or other compensation from time to time payable in respect of the Compulsory Acquisition of the Ship;

       "Retained Equipment" means the equipment, machinery and parts set out in
       Part II of Schedule 2;

       "Secondary Period" means the period for which the Charter is extended or further extended in accordance with Clause 3.2;

       "Ship" means the m.v. "Simon Labrador" (ex "Seaway Labrador") purchased by the Owner pursuant to the Purchase Contract presently registered under the Bahamian flag at the Port of Nassau with Official Number 715224 and includes any share or interest therein and her engines, machinery, boats, tackle, outfit equipment, compressors, computers, seismic survey equipment, spare gear, fuel, consumables or other stores belongings and appurtenances whether on board or ashore (but excluding Excluded Equipment, Retained Equipment, Additional Equipment, consumable stores and provisions, bunkers, domestic fuel, lubricants, rented equipment, and Charterer's additions as contemplated in Clause 20.3) which became the property of the Owner pursuant to the Purchase Contract and the Conversion and Supply Agreement and belong to the Owner as at Delivery or installed on the Ship thereafter or which, having been removed therefrom remain the property of the Owner pursuant to this Charterparty or the Simon Charterparty together with any and all substitutions therefor and replacements and renewals thereof from time to time made in or to her in accordance with the provisions of this Charterparty and, where the context permits, "Ship" shall include the Manuals and Technical Records and "Ship" shall include

       Goods while such Goods are on board the Ship, save that where there is reference herein to insurance of the Ship, "Ship" shall not include Goods if the Goods on board the ship are insured separately from the Ship in accordance with the terms of the Master Lease;

       "Simon Charterparty" means that Charterparty by way of Demise dated 20th December, 1990 and made between the Owner and Simon in respect of the Ship as amended and supplemented from time to time;

       "Simon RBS Documents" means all documents between Simon and the Owner relating to the Ship, the Goods or otherwise relating to any of them, including (without limitation)

              (a) Master Lease Agreement between the Owner and Simon and dated 31st March 1992

              (b) Lease Contract RS920/0017 dated 31st March 1992 and made between the Owner and Simon

              (c) Lease Contract RS920/0022 dated 31st March 1992 and made between the Owner and Simon

              (d)    the Simon Charterparty

              (e) Addendum to the Simon Charterparty dated 31st March 1992 and made between the parties thereto

              (f) Letters dated 30th April 1992 from Royal Bank Leasing Limited to Neil Campbell, Finance Director of Simon relating to each of documents (b) and (c) above incorporating a "drop-lock" provision into such contracts. Countersigned 13th May 1992 by Mr. Campbell.

              (g) Letter of same date between same parties and countersigned on same date relating to amendment to insurance provisions of Clause 11.01(b) of the Master Lease Agreement referred to above;

       "Start Dates" means 31st March, 1991;

       "Subsidiary" of a person means any company or entity directly or indirectly controlled by such person for which purpose "control" means either ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of such company or entity, or power to direct its policies and management whether by contract or otherwise;

       "Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature, including, without limitation, corporation, capital gains, income, gross receipts, franchise, transfer, sales, use, business, occupation, transaction, purchase, value added, excise, personal property, real property, stamp, documentary, national insurance, or similar taxes at the rate applicable for the time being imposed by any national or local taxing authority or any other agency or government, together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

       "Termination Events" means any of the events or circumstances described in Clause 24;

       "Termination Sum" means at any relevant time the amount calculated in accordance with Schedule 4 as being applicable at such time in respect of the Ship excluding the Goods;

       "Total Loss" means any of the following events:

                (i) the actual or constructive total loss of the Ship (including any damage to the Ship which results in an insurance settlement on the basis of a total loss, or requisition for use or hire of the Ship which results in an insurance settlement on the basis of a total loss);

               (ii)   the Compulsory Acquisition of the Ship; or

              (iii) the hijacking, theft, condemnation, confiscation, arrest, capture, detention, seizure or requisition for use or hire of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) unless the Ship be released and restored to the Charterer from such hijacking, theft, condemnation, confiscation, arrest, capture, detention, seizure or requisition for use or hire within thirty (30) days after the occurrence thereof,

       "Total Loss Date" shall have the meaning ascribed thereto in Clause 21.2(b);

       "Value Added Tax" or "VAT" means value added tax as provided for in the Value Added Tax Act 1983 or any similar tax replacing or introduced in addition to the same;

       "Yard" means Motorenwerk Bremerhaven GmbH of Barkhausenstrasse, D-2850 Bremerhaven, Federal Republic of Germany.

1.2    Insurance Definitions

In Clause 16:

       (i) "excess risks" means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

       (ii) "fire and usual marine risks" mean hull and machinery coverage in accordance with Institute Time Clauses Bulls including Institute Additional Perils Clause, or equivalent thereof;

       (iii) "protection and indemnity risks" means the usual risks covered by an English protection and indemnity association including the proportion (if any) not recoverable in case of collision under the ordinary collision clause; and

       (iv) "war risks" includes the risk of mines and all risks excluded from the standard form of English marine policy by the free of capture and seizure clause.

1.3 Clause headings and the Index are inserted for convenience of reference only and shall be ignored in the interpretation of this Charterparty.

1.4    In this Charterparty, unless the context otherwise requires:

       (a) references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Charterparty and references to this Charterparty include its Schedules;

       (b) references to (or to any specified provision of) this Charterparty or any other document shall be construed as references to this Charterparty, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Charterparty or the relevant document required to be obtained as a condition to such amendment being permitted) the prior written consent of the Owner;

       (c) words importing the plural shall include the singular and vice versa;

       (d) references to a person shall be construed as including, without limitation, references to an individual, firm, company, corporation, unincorporated body of persons and any Government Entity; and

       (e) without prejudice to any provisions in this Charterparty providing for payments to be made or for adjustments to be made to amounts payable hereunder in the event of a change in any statute or statutory provisions references to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the date hereof and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

2      Representations and Warranties

2.1    The Charterer represents and warrants to Simon that:

       (a) the Charterer is duly incorporated and validly existing under the laws of England as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

       (b) the Charterer has the power to execute, deliver and perform its obligations under the Relevant Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

       (e) the Relevant Documents to which the Charterer is a party, constitute or will, upon execution thereof constitute valid and legally binding obligations of the Charterer enforceable in accordance with their respective terms;

       (d) the execution and delivery of, the performance of its obligations under, and compliance with the provisions of the Relevant Documents to which it is a party by the Charterer will not (i) contravene any existing applicable law, statute, rule or regulation, or any judgment, decree or permit to which the Charterer is subject (ii) conflict with, or result in any breach of any of the teems of, or constitute a default under, any agreement or other instrument to which the Charterer is a party or is subject or by which it or any of its property is bound,
              (iii) contravene or conflict with any provision of the Charterer's Memorandum and Articles of Association;

       (e) no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Charterer, threatened against the Charterer which has not been notified to Simon in writing and which is neither frivolous nor vexatious and could have a material adverse effect on the business, assets or financial condition of the Charterer or its ability to perform its obligations under the Relevant Documents and such proceedings remain unstayed or unresolved for a period exceeding thirty (30) days unless contested by the Charterer in good faith;

       (f) the audited financial statements of the Charterer in respect of the financial year ended on 31st December, 1993 as delivered to Simon have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom which have been consistently applied and present fairly and accurately the financial position of the Charterer as at such date and the results of the operations of the Charterer for the financial year ended on such date, and as at such date the Charterer did not have any significant liabilities (contingent or otherwise) which are not disclosed by, or reserved against in, such financial statements and the Charterer did not have any unrealised or anticipated losses.

2.2    The Charterer further represents and warrants to Simon that

       (a) there has been no material adverse change in the financial position of the Charterer from that set forth in the financial statements referred to in Clause 2.1 (f);

       (b) every consent, authorisation, license or approval of, or registration with, or declaration to, governmental or public bodies or authorities or courts required by the Charterer to authorise, or required by the Charterer in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents, or the performance by the Charterer of its obligations under the Relevant Documents has been obtained or made and is in full force and effect, and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

       (c) the obligations of the Charterer under the Relevant Documents are direct, general and unconditional obligations of the Charterer and rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of the Charterer with the exception of such obligations as are mandatorily preferred by law and not by contract;

       (d) the Charterer is not (nor would with the giving of notice or lapse of time or both be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

       (e) the information, exhibits and reports furnished by the Charterer to Simon in connection herewith or with the negotiation and preparation of this Charterparty are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

       (f)    no Relevant Event has occurred and is continuing; and

       (g) neither the Charterer's interest in the Insurances or any Requisition Compensation nor any part thereof will on Delivery be subject to any Encumbrances save for any Permitted Encumbrance.

2.3 The representations and warranties in Clause 2.1 (and so that the representation and warranty in Clauses 2.1(f) shall for this purpose refer to the then latest audited financial statements delivered to Simon under Clause 11.1(d)) shall be deemed to be repeated by the Charterer on and as of each day from the date of this Charterparty until the end of the Charter Period as if made with reference to the facts and circumstances existing on each such date.

2.4 The rights and remedies of Simon in relation to any misrepresentation or breach of warranty on the part of the Charterer shall not be prejudiced by any investigation by or on behalf of Simon into the affairs of any person (other than Simon) being a party to any of the Relevant Documents, by the performance of any of the Relevant Documents or by any other act or thing which may be done or omitted to be done by Simon under any of the Relevant Documents and which would or might, but for this Clause 2.4, prejudice such rights and remedies.

3      Term of Charter

3.1 Simon shall let and sub-demise and the Charterer shall take on hire the Ship, subject to the terms and conditions of this Charterparty, for the Primary Period and, if applicable, for the Secondary Period.

3.2 The Charterer shall be entitled (subject as hereinafter provided) on giving to Simon notice (which notice, when given shall be irrevocable) not less than two hundred and ten (210) days prior to the end of the Primary Period, to extend the Charter Period for a period of ten years from the last day of the Primary Period.

3.3 Subject to the Charterer indemnifying Simon for all losses, costs and expenses incurred by Simon as a result of such termination, the Charterer shall be entitled on giving to Simon not less than one hundred and fifty (150) days notice (which notice, when given, shall be irrevocable) to terminate the Charter Period on any date falling on or after the first anniversary of the Delivery Date. Upon such termination the Charterer shall re-deliver the Ship to Simon in accordance with Clause 18 and shall pay to Simon an amount equal to the Termination Sum on the date of such termination together with all amounts of Charterhire and other moneys then due and owing to Simon under this Charterparty or any of the other Relevant Documents PROVIDED THAT the Charterer shall, not later than one hundred and thirty (130) days prior to such proposed termination date have provided to Simon such security as Simon may reasonably require for the payment of such amount equal to the Termination Sum and all such amounts of Charterhire and such other moneys.

3.4    If (a) the Charter terminates on the expiry of the Primary Period, or
       (b) the Charterer shall give notice to terminate the Charter Period pursuant to Clause 3.3, then, provided that the Ship shall have been returned to Simon in accordance with the subsequent provisions of this Clause 3.4 and in accordance with Clause 18 and that Simon shall not be prevented from so doing for any reason whatsoever, Simon shall use all reasonable endeavors to procure the Owner to sell the Ship pursuant to the Simon Charterparty for delivery on, or as soon as possible after, in the case of (a) above, the expiry of the Primary Period or, in the case of (b) above, the date of the termination of the Charter Period pursuant to Clause 3.2. All costs and expenses (including legal, advisory, printing, advertising, agency and out-of-pocket expenses) incurred by Simon in connection with the negotiation, preparation, and execution of all documents, the sale of the Ship and delivery shall be for the account of the Charterer and shall be reimbursed to Simon from the proceeds of sale or, if not sold, on demand. Notwithstanding anything to the contrary in this Charterparty, where the Charter Period expires by effluxion of time or if the Charterer gives notice to terminate the Charter Period pursuant to Clause 3.3, the Charter Period shall continue until and end on the date on which the Ship shall be delivered to a purchaser thereof pursuant to a sale of the Ship as contemplated by Clause 3.6, whenever such delivery shall take place; it being agreed that if by reason of the foregoing the Charter Period continues beyond 1st April 2001, the Secondary Period shall be deemed to have commenced and charterhire shall be payable accordingly. Immediately prior to such termination of the Charter Period the Charterer shall re-deliver the Ship to Simon in accordance with Clause 18 and shall pay to Simon an amount equal to the Termination Sum on the date of such termination together with all amounts of charterhire and other moneys then due and owing to Simon under this Charterparty and/or any of the other Relevant Documents.

3.5 Upon the termination of the Charter Period and the sale of the Ship in accordance with the foregoing provisions of this Clause 3, the Net Sale Proceeds shall be applied by Simon (subject to Clause 10.4) as follows:

       (a) The proportion of the Net Sale Proceeds attributable to the Goods shall be calculated and subject to the rights and obligations of Simon to the Owner under the Simon Charterparty having first been discharged from them (or, if Simon shall previously have discharged any such obligations, subject to Simon first reimbursing itself in respect thereof) paid to Simon for application in accordance with the terms of the Master Lease; and the balance shall be applied:

       (b) Firstly, in or towards settlement of any amounts due and owing by the Charterer to Simon under the Charterparty or any other Relevant Documents other than the Goods Contracts (including any interest due in respect thereof);

       (c) Secondly, in settlement of all sums due to Simon under the Goods Contracts insofar as such sums have not been satisfied by application of the sums referred to in Clause 3.5(a);

       (d) Thirdly, if the Charterer shall on or before the date of application of the Net Sale Proceeds by Simon have paid the Termination Sum, or a part thereof in accordance with Clauses 3.3 or 3.4, in or towards refunding by way of rebate of charterhire to the Charterer the amount of the Termination Sum or part thereof so paid by the Charterer; and

       (e) Subject always to the proviso that an amount equal to two per cent (2%) of the Net Sale Proceeds shall be retained by the Owner, any balance remaining shall (provided Simon shall receive the same from the Owner) be paid by Simon to the Charterer by way of rebate of charterhire and/or payment of sales commission or otherwise as appropriate.

3.6 In respect of any sale or the Ship on termination or expiry of the Charter Period (other than pursuant to Clauses 21.3 or 25.1), the Charterer shall act as the sole and exclusive agent of Simon and sub-agent of the Owner for the purpose of negotiating the sale of the Ship on the following terms:

       (a) the Charterer will endeavor to arrange the sale of the Ship for a cash consideration on the best terms (including price) reasonably obtainable on the open market provided that the Ship shall not be sold to

              (i) the Charterer or Simon or any person or persons connected with the Charterer or Simon (as the term "connected persons" is used in section 839 ICTA); or

              (ii) any person acting in trust for, as nominee or as agent or otherwise as representative of or on behalf of any of the persons referred to in (i) above;

       and the Charterer will keep Simon informed from time to time of its progress;

       (b) the Charterer's authority will not extend to concluding a contract for the sale of the Ship for which the Owner's and Simon's specific written authority will be required;

       (c) the Ship shall be offered for sale and for delivery on, or as soon as practicable after, such termination or expiry of the Charter Period and any contract for its sale shall include terms to the following effect:

              (i) that all conditions, representations or warranties, expressed or implied by statute or otherwise, whether as to the state or quality of the Ship or as to description, fitness for purpose, merchantable quality or otherwise, are, so far as is permitted by law, expressly excluded as between the Owner and Simon and the buyer save in respect of the warranty that the Owner shall be passing such title to the Ship as received from Simon free from any Encumbrances created by the Owner and that Simon has not created any Encumbrances; and

              (ii) that the sale is conditional upon the Owner first recovering possession of the Ship;

              Provided always that nothing in this Clause 3.6(c) shall prevent the Charterer including any other representations and warranties to be given directly by the Charterer to a buyer in connection with such sale; and

       (d) the Charterer's agency and authority pursuant to the foregoing provisions shall terminate if a Relevant Event shall occur and Simon shah give notice to the Charterer terminating such sub-agency.

4       Conditions Precedent

4.1 The obligation of Simon to charter the Ship to the Charterer under this Charterparty is subject to the condition that on Delivery Simon shall have received the documents and evidence specified in Schedule 1 in form and substance satisfactory to Simon.

4.2 The obligation of Simon to charter the Ship to the Charterer under this Charterparty is subject to the further conditions:

       (a)    that the representations and warranties set out in Clause 2.1 and
              2.2 are true and correct as if each were made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

       (b) that no Relevant Event shall have occurred and be continuing or would arise by reason of Delivery taking place.

4.3 The conditions specified in Clauses 4.1 and 4.2 are inserted for the sole benefit of Simon and may be waived in whole or in part and with or without conditions by Simon provided that if any of the said conditions are outstanding after Delivery has taken place then, unless Simon shall have given a specific written waiver or deferral in respect thereof the Charterer shall ensure that such outstanding conditions are fulfilled within thirty (30) days of the Delivery Date and Simon shall be entitled to treat the failure of the Charterer to perform such outstanding conditions within such period of thirty (30) days as a Termination Event.

5      Delivery and Acceptance

5.1 On Delivery the Ship shall be delivered to the Charterer and the Charterer shall take delivery of the Ship under this Charterparty. The Ship shall become subject to and governed by this Charterparty and the Charter Period shall commence.

5.2 The Charterer acknowledges and confirms that the conversion works carried out to the Ship and the equipment supplied thereto and BFE pursuant to the Conversion and Supply

       Agreement and/or the MWB Conversion Contract, shall be part of the Ship and deemed delivered to the Charterer and shall become subject to and governed by this Charterparty and the Charterer shall be deemed to have taken delivery thereof under this Charterparty.

5.3 The Charterer acknowledges that prior to Delivery the Charterer has in accordance with management arrangements with Simon conducted its seismic survey business on and by use of the Ship through the services of its own employed personnel and has thereby had sufficient opportunity to carry out any inspections of the Ship, her condition and any and all equipment installed or used thereon and the condition of the Ship on delivery to the Charterer shall be the sole responsibility of the Charterer, and the Charterer shall not be entitled for any reason whatsoever to refuse to accept delivery of the Ship under this Charterparty and Simon shall not be liable for any loss or expense, or any loss of profit, resulting directly or indirectly from any defect or alleged defect in the Ship or failure or alleged failure of the Ship to comply in all respects with the terms of the Simon Charterparty and the Charterer agrees that upon delivery the Charterer shall accept the Ship "as is, where is" and shall indemnify and hold Simon harmless in respect of any failure of the Ship to comply with the terms of the Simon Charterparty or any failure of any Goods to comply with the terms of any of the Simon RBS Documents.

6      Extent of Simon's Liability: Third Party Warranties

       6.1.1 Simon warrants that, subject to Clause 21.1 and Clause 25, Simon shall not interfere during the Charter Period with the use, possession and quiet enjoyment of the Ship by the Charterer on the terms of this Charterparty.

       6.1.2 If the Owner shall be in breach of the Owner's obligations pursuant to Clause 6.1 of the Simon Charterparty, Simon will at the cost and request of the Charterer take such steps as the Charterer may reasonably require to enforce Simon's rights against the Owner to have such breach remedied.

6.2 The Charterer expressly agrees and acknowledges that, save only as provided in Clauses 6.1 and 14.2, no condition, warranty or representation of any kind is or has been given by or on behalf of Simon in respect of the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE, and accordingly the Charterer confirms that it has not, in entering into this Charterparty, relied on any condition, warranty or representation by Simon or any person on Simon's behalf (whether authorised or not), express or implied, whether arising by law or otherwise in relation to the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE, including, without limitation, warranties or representations as to the description, seaworthiness, merchantability, fitness for any purpose, value, condition, design or operation of any kind or nature of the Ship or any part thereof or any work during conversion or any part or equipment then installed or any BFE, and the benefit of any such condition, warranty or representation by the Owner is hereby irrevocably and unconditionally waived by Simon. To the extent permissible under applicable lam,

       Charterer hereby also waives any rights which it may have in tort in respect of any of the matters referred to above and irrevocably agrees that Simon shall have no greater liability in tort in respect of any such matter than it would be in contract after taking account of all of the foregoing exclusions. No third party making any representation or warranty relating to the Ship or any part thereof is the agent of Simon nor has any such third party authority to bind Simon thereby.

6.3 During the Charter Period Simon will use reasonable endeavors to extend to the Charterer the benefit of all warranties and indemnities given by any manufacturer or supplier of any part of the Ship or any work during conversion or any part or equipment then installed or any BFE or the Goods. The Charterer shall be entitled during the Charter Period, with the prior written approval of Simon, to take such action upon any such warranty or indemnity in the name of Simon and (with the consent of the Owner) the Owner against any such manufacturer or supplier as the Charterer shall see fit, but subject to the Charterer first ensuring that each of Simon and the Owner is indemnified and secured to its reasonable satisfaction against all costs and expenses thereby incurred or to be incurred.

7      Charterhire

7.1 During the Primary Period the Charterer shall pay to Simon on the respective Charterhire Payment Dates installments of Charterhire for the Ship in arrears, each such installment being of the amount specified in paragraph 2 of Schedule 3 one such installment being payable on each Charterhire Payment Date falling during the Primary Period.

7.2 During the Secondary Period the Charterer shall pay to Simon on the respective Charterhire Payment Dates installments of charterhire for the Ship in advance, each such installment being of the amount specified in paragraph 6 of Schedule 3 one such installment being payable on each Charterhire Payment Date falling during the Secondary Period.

7.3 The installments of Charterhire and all other sums payable by the Charterer to Simon under this Charterparty are exclusive of any Value Added Tax or similar tax payable in respect thereof which shall in each case be paid in addition thereto.

7.4 The Charterer's obligation to pay Charterhire and make other payments in accordance with this Charterparty shall subject to Clause 21.3, be absolute and unconditional irrespective of any contingency whatsoever including (but not limited to) (i) any right of set-off, counterclaim, recoupment, defense or other right which either party hereto may have against the other, (ii) any unavailability of the Ship for any reason, including, but not limited to, any lack or invalidity of title or any other defect in the title, seaworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Ship, or the ineligibility of the Ship for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction, or any damage to the Ship, (iii) any failure or delay on the part of either party hereto, whether with or without fault on its part, in performing or complying with any of the terms or conditions of this Charterparty, (iv) any insolvency, bankruptcy, administration, reorganisation, arrangement readjustment of debt, dissolution, liquidation or similar proceedings by or against Simon, or the Charterer, (v) any lack of due authorisation of or other defect in this Charterparty.

7.5 The provisions of this Clause 7 with regard to the calculation and payment of charterhire during the Pre-Primary Period and the Primary Period are subject to adjustment in accordance with the charterhire adjustment provisions contained in Schedule 3.

7.6 No charterhire paid in advance shall (except as expressly contemplated by the provisions of this Charterparty) be repayable by or recoverable from Simon.

7.7 Notwithstanding any other Clause of this Charterparty, payments of charterhire pursuant to this Charterparty shall be in respect of the Ship excluding the Goods.

8      Payments, Interest and Calculations

8.1 Subject as provided in Schedule 6 the Charterer shall pay the stipulated charterhire on the Charterhire Payment Dates falling on or after the date hereof. All payments to be made by the Charterer under this Charterparty shall be made (unless specifically otherwise provided in this Charterparty) without prior demand and in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 10.3, free and clear of any deductions or withholdings in Pounds (or, in the case of indemnity payments, in the currency in which the cost or expense which is the subject of the indemnity payment is incurred) for value on the day on which payment is due to the account of the Owner with The Royal Bank of Scotland plc, 45 The Promenade, Cheltenham, Gloucestershire GL50 1PY (Sort Code: 16-16-13 and Account Number:
       12176088) or to such other account as Simon may from time to time notify to the Charterer in writing.

8.2 Other than any sum payable on demand, which shall be payable in accordance with such demand, when any payment under any of the Relevant Documents would otherwise be due on a day which is not a Banking Day, the due Date for payment shall be the preceding Banking Day.

8.3 If the Charterer fails to pay any sum (including without limitation, any sum payable pursuant to this Clause 8.3) on its due date for payment under this Charterparty the Charterer shall pay to Simon on demand interest on such sum compounded daily, from the due date up to the date of actual payment (as well after as before any relevant judgment) at the Relevant Rate of Interest.

8.4 All interest under this Charterparty shall accrue from day to day and shall be calculated on the basis of the actual days elapsed and a 365 day year.

8.5 Any certificate or determination of the Owner or Simon as to any rate of interest or any other amount payable under this Charterparty shall in the absence of manifest error, be conclusive and binding on the Charterer in the case of a certificate or determination of the Owner and prima facie evidence of such rate or amount in the case of a certificate or determination of Simon.

8.6 If any sum due from the Charterer under any of the Relevant Documents or under any order or judgment given or made in relation thereto has to be converted from the currency ("the first currency") in which the same is payable under any of the Relevant Documents or under such order or judgment into another currency ("the second currency") for the purpose of (i) making or filing a claim or proof against the Charterer, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to such Relevant Document, the Charterer shall indemnify and hold harmless Simon from and against any loss suffered as a result of any difference between
       (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which Simon may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Charterer under this Clause 8.6 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Relevant Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9      Costs and Indemnities

9.1 The Charterer shall pay promptly all costs or expenses of or arising from, delivery, import, export, design, registration, classification, ownership, possession, control, use, management, manning, victualling, the provision of bunkers and lubricating oils, chartering, sub-chartering, insurance, maintenance, conversion, repair, dry docking, survey, refurbishment, condition, service, overhaul, modification, change, alteration, loss, damage, storage, laying up, removal, re-delivery, sale or disposal of in or to the Ship, and all costs or expenses otherwise arising in connection with the Ship or the performance of the Charterer's obligations under any of the Relevant Documents.

9.2 The Charterer shall pay all stamp, documentary, registration or other like Taxes (including any such Taxes payable by Simon) imposed on or in connection with the Relevant Documents and shall indemnify Simon against any liability arising by any delay or omission of the Charterer to pay such duties or Taxes.

9.3 The Charterer shall pay to Simon on demand all expenses (including legal, survey and other costs) incurred by Simon in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Relevant Documents, or otherwise in respect of moneys owing under any of the Relevant Documents, or in respect of breach of any representation, warranty, covenant, agreement, condition or stipulation therein contained or in respect of the repossession of the Ship. All expenses payable pursuant to this Clause
       9.3 shall be paid together with any irrecoverable Value Added Tax or similar tax thereon, and in the currency in which the same are incurred by Simon.

9.4 The Charterer shall indemnify and hold harmless Simon, without prejudice to any of Simon's or the Owner's other rights under any of the Relevant Documents, from and against:

       (a) any costs or expenses which the Charterer has agreed to pay but which shall nevertheless be claimed from or assessed against or paid by Simon, and against any liability incurred by Simon by reason of any delay or failure of the Charterer to pay any such costs or expenses;

       (b) any Taxes which the Charterer has agreed to pay but which shall nevertheless be claimed from or assessed against or paid by Simon, and against any liability incurred by Simon by reason of any delay or failure of the Charterer to pay any such Taxes including without limitation, any delay or failure of the Charterer to make any such deduction or withholding as is referred to in Clause 10.3 or by reason of any increased payment as is referred to in Clause 10.3 not being made on the due date for such payment.

9.5    Without prejudice to the Charterer's obligations under Clauses 9.1 to
       9.4 inclusive, the Charterer agrees at all times, whether before, during or after the Charter Period, to indemnify and hold harmless Simon from and against all costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders or other sanctions, liens, salvage, General Average (in this Clause 9.5 together referred to as "Losses") which may be incurred by, or made or asserted against Simon or the Owner at any time:

       (a) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of the design, nature, description, manufacture, testing, purchase, delivery, import, export, registration, flag, classification, certification, ownership, possession, control, use, operation, manning, crewing, navigation, victualling, supply or servicing (whether at sea or not), provision of bunkers and lubricating oils, chartering, sub-chartering, insurance, maintenance, conversion, repair, dry docking, surveys, refurbishment, condition, service, overhaul, modification, change, alteration, loss, damage, removal, laying up, storage, re-delivery, sale or disposal of, in or to the Ship, conversion works, parts and equipment installed and BFE or otherwise in connection with the Ship, conversion works, parts, equipment and BFE, or relating to loss or destruction of or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters;

       (b) which may be made or brought on the ground that any design, article or material in the Ship or in respect of the conversion works, parts, equipment and BFE installed and supplied or to be installed and supplied to the Ship pursuant to the Conversion and Supply Agreement or the operation or use thereof constitutes an infringement of patent, intellectual property right or any other right whatsoever;

       (c) in preventing or attempting to prevent the arrest confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Ship, or in securing the release of the Ship or any of the parts, equipment or BFE installed or to be installed on the Ship except to the extent any Losses are incurred in this respect as a result of Simon's breach of Clause 6.1 due to any Encumbrance on the Ship directly created by Simon (or by the Owner) which adversely affects the operation of the Ship;

       (d) as a consequence of any default in payment by the Charterer of any sum under any of the Relevant Documents when due or any other default by the Charterer in the due and punctual performance of its obligations under any of the Relevant Documents.

9.6 Notwithstanding anything to the contrary contained in this Charterparty, the indemnities by the Charterer in favor of Simon contained in this Charterparty shall continue in full force and effect notwithstanding any breach by Simon or the Charterer of the terms of this Charterparty (including any fundamental breach) or any of the other Relevant Documents, the termination of the chartering of the Ship to the Charterer under this Charterparty, the repudiation by Simon or the Charterer of this Charterparty, the termination of the leasing of the Goods under Clause 3.03 of the Master Lease or the expiration of the Charter Period by effluxion of time or otherwise.

9.7 Moneys becoming due by the Charterer to Simon under the indemnities contained in this Clause 9 or elsewhere in the Relevant Documents shall be paid on demand made by Simon and shall be paid together with interest thereon at the Relevant Rate of Interest from the date of demand by Simon to the date of reimbursement by the Charterer to Simon (after as well as before judgment).

10     Taxation

10.1 The Charterer shall pay promptly all Taxes levied or assessed on or in respect of the Ship, any payments made under any of the Relevant Documents or any of the transactions contemplated by any of the Relevant Documents but, subject to the remaining provisions of this Clause 10, excluding any Taxes assessed against Simon (or the Owner) by reference to its overall profits, or by reference to its gains, if any, realised in connection with the ultimate disposal of the Ship, or arising out of a Total Loss.

10.2 (a) Sums payable to Simon by the Charterer under any Relevant Document by way of indemnity or reimbursement shall be calculated on an after-tax basis. Accordingly, if and to the extent that any such sum payable to Simon is taxable in the hands of Simon as the auditors of Simon (acting as experts and not as arbitrators) shall certify from time to time such sum shall be increased to an amount which (after subtracting any Taxation suffered by Simon on the increased payment and after taking into account any deduction for Taxation purposes available to Simon in respect of the discharge by Simon of any corresponding liability to a third party) shall equal the amount which Simon would have received had the sum payable by the Charterer not been taxable in the hands of Simon. If the sum payable by the Charterer is initially paid on the basis that it is not taxable in the hands of Simon and it is subsequently determined to be taxable or vice versa, such adjustment and payment shall be made between Simon and the Charterer as the auditors of Simon (acting as experts and not as arbitrators) shall certify as appropriate to restore the after-tax position of Simon to that which it would have been had the adjustment not been necessary.

       (b) If and to the extent that any sum (the "indemnity sum") constituting (directly or indirectly) an indemnity to Simon but paid by the Charterer to any person other than Simon, shall be treated as taxable in the hands of Simon, the Charterer shall pay to Simon such sum (the "compensating sum") as (after subtracting any Taxation suffered by Simon on the compensating sum and after taking into account any deductions for the purposes of Taxation available to such person in respect of any corresponding payment treated as made by Simon to such person) shall reimburse Simon for any Taxation suffered by it in respect of the indemnity sum.

       (c) For the purposes of this Clause 10.2 a sum shall be deemed to be taxable in the hands of Simon if it fails to be taken into account in computing the profits or gains of Simon for the purposes of Taxation and if so Simon shall be deemed to have suffered Taxation thereon at the rate of Taxation applicable to Simon's profits or gains for the period in which the payment fails to be taken into account for the purposes of such Taxation.

10.3 If at any time any applicable law, regulation or regulatory requirement, or any governmental authority, monetary agency or central bank requires the Charterer to make any deduction or withholding in respect of Taxes from any payment due under the Relevant Documents:

       (i) the sum due from the Charterer in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Simon receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made;

       (ii) the Charterer shall pay to the relevant authority within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any increased amount paid pursuant to this Clause 10.3); and

       (iii) the Charterer shall furnish to Simon within the period for payment permitted by applicable law, evidence of payment to the relevant authority of all amounts deducted or withheld as aforesaid.

10.4 If Simon is required to pay any sum to the Owner, the Charterer or any other party under any of the Relevant Documents and such sum is payable out of or represents a reimbursement of an amount which is brought into account in computing the profits or gains of Simon for the purposes of Taxation and such payment will not be allowed to Simon as a deductible trading expense or as a basis for, or otherwise as, a deduction or off-set for Taxation purposes in the accounting period of Simon in which it is required to be paid as the auditors of Simon (acting as experts and not as arbitrators) shall certify from time to time, the Charterer shall pay to Simon such amount as shall put Simon in the same after-tax position as Simon would have been in had the payment been allowed as a deductible trading expense or as a basis for, or otherwise as, a deduction or set-off as aforesaid. If any such payment is initially made on the basis that it is a deductible trading expense, or that it will be allowed as a basis for, or otherwise as, a deduction or off-set of Simon for tax purposes in the accounting period of Simon in which it is incurred and it is subsequently determined that it is not, or vice versa, such adjustment and payments, if any, shall be made between the Owner and the Charterer as Simon's auditors from time to time (acting as experts and not as arbitrators) may certify as appropriate in order to restore the after-tax position of Simon to that which it would have been had the adjustment not been necessary.

11     General Undertakings

11.1   The Charterer undertakes with Simon that it will :

       (a)    Notification of Relevant Event

              promptly inform Simon of any Relevant Event forthwith upon becoming aware thereof;

       (b)    Consents and Authorisations

              without prejudice to Clauses 2.2 and 4, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under any of the Relevant Documents;

       (c)    Preparation of Accounts

              cause to be prepared in each financial year and cause to be certified by its auditors consolidated financial statements which are prepared in accordance with generally accepted accounting principles and practices in England which have been consistently applied and present fairly and accurately the financial position of the Charterer as at the end of the relevant financial year and the results of the operations of the Charterer for the relevant financial year, which discloses all significant liabilities (contingent or otherwise) of the Charterer;

       (d)    Supply of Accounts

              deliver to Simon a copy of the financial statements referred to in Clause 11.1 (c) as soon as practicable but not later than two hundred and forty (240) days after the end of the financial period to which they relate and a copy of every report, notice or like document issued by it to its shareholders or creditors generally (in each case at the time of issue thereof);

       (e)    Information concerning the Charterer and the Guarantors

              promptly provide to the Owner following a request by Simon or the Owner with financial and other information concerning the Charterer and the Guarantors and their respective affairs as the Owner (or Simon, in order to comply with its obligations pursuant to the Simon charterparty) may from time to time reasonably require;

       (f)    Information concerning the Ship

              upon request by Simon or the Owner furnish:

              (i) Simon promptly with all such information as it may from time to time reasonably require regarding the Ship, her insurance, condition, and maintenance; and

              (ii) the Owner promptly with all such information as it may from time to time reasonably require regarding the Ship, her insurance, condition, maintenance, employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her; and

       (g)    Observance of Covenants

              duly and punctually perform each of its obligations under this Charterparty and the other Relevant Documents.

11.2   Protection of Owner's and Simon's Rights

       The Charterer hereby further undertakes with Simon that throughout the Charter Period it will :

       (a)    Disposal of the Ship

              not attempt or hold itself out as having any power to sell agree to sell transfer or otherwise dispose of or (except to avoid loss of life or personal injury or as otherwise agreed pursuant to Clause 21) abandon the Ship, any share or interest therein;

       (b)    Encumbrances

              not create or agree or purport to create any Encumbrance over the Ship, any share or interest therein or in the Insurances or Requisition Compensation or any part thereof (other than Permitted Encumbrances);

       (c)    Notification of Arrest

              notify Simon promptly by telex or fax of any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or the Insurances or any part thereof;

       (d)    Prevention of and Release from Arrest

              promptly pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claim enforceable against, the Ship or the Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship or the Insurances or any part thereof or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, to procure the release of the Ship and the Insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

       (e)    No Pledging of Simon's Credit

              not pledge the credit of Simon or the Owner for any maintenance, service, repairs, drydocking, or modifications to, or changes or alterations in, the Ship or for any other purpose whatsoever;

       (f)    Protection of Simon's and the Owner's Rights in the Ship

              not do or permit to be done any act or thing which might jeopardise the title, rights and interest of Simon and the Owner in the Ship and/or omit or permit to be omitted to be done any act which might prevent that title and those rights and interest from being jeopardised;

       (g)    Notice of Owner's and Simon's Rights

              generally on all occasions when the ownership of the Ship is relevant make clear to third parties that the same is the property of the Owner and is chartered by way of sub-demise from Simon and the Charterer agrees to fasten to the Ship in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

                     "This Ship is the property of and is registered in the name of ROYAL BANK OF SCOTLAND (INDUSTRIAL LEASING) LIMITED. It is under demise charter to SIMON-HORIZON LIMITED ("Simon") and chartered by sub-demise by Simon to Horizon Exploration Limited and, by the terms of each such Charterparty, neither the Charterer nor the Master nor any servant or agent thereof nor any other person has any right, power or authority whatsoever to contract on behalf of the Owner or Simon or to pledge the Owner's or Simon's credit or to involve the Owner or Simon in any liability whatsoever and neither has the Owner nor Simon nor the Charterer nor the Master nor any servant or agent thereof nor any other person has any right, power or authority whatsoever to create, incur, or permit to be imposed on the Ship any lien whatsoever except for General Average, crews' wages and salvage."

              or in such other form as the Owner or (subject to the Owner's consent) Simon may require from time to time;

              the Charterer shall not remove or cover up such notice, and will not place or permit to be placed any other notice (affecting the ownership of the Ship or otherwise relating to the rights of the Owner or Simon and dealing with the rights of any person other than the Owner in or on the Ship or any part thereof) without prior written consent of the Owner or (subject to the Owner's consent) Simon such consent not to be unreasonably withheld so long as the some is not inconsistent with the rights of the Owner of the Ship;

              the Charterer agrees to give written instructions with regard to the foregoing matters to the Master of the Ship, such instructions to be in such terms as may from time to time be required by the Owner or (subject to the Owner's consent) Simon; and

       (h)    Release from Arrest: Owner's and Simon's Vessels

              if the Ship or any other vessel for the time being owned (in whole or in part) by or chartered to the Owner or Simon shall at any time have a writ or libel filed against it or be arrested, attached or levied upon pursuant to any legal process or purported legal process or be detained in exercise or purported exercise of any, lien or claim of whatsoever nature, whether arising out of the use or operation of the Ship or out of the use or operation of any other vessel owned by or chartered to the Charterer or other company (other than the Owner or Simon) associated with, the Charterer or its subsidiaries or associated companies or otherwise by reason of the act or omission of any of the aforesaid Charterer or other company (other than the Owner or Simon) associated with the Charterer or its subsidiaries or associated companies, the Charterer shall forthwith upon receiving notice thereof at its expense procure the release of the Ship or such other vessel (as the case may require) from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel by providing bail or procuring the provision of security or otherwise as the circumstances may require and the Charterer shall be responsible for discharging each and every liability in connection with any such process, claim, lien or other action. Without prejudice to the generality of the other indemnities contained in this Charterparty, should any other vessel owned by the Owner or Simon and chartered by the Owner or Simon otherwise than to the Charterer be arrested, detained, attached or levied upon or be the subject of a writ or libel in such circumstances, the Charterer shall indemnify the Owner and Simon against all claims made on the Owner and Simon by the charterers of such other vessel in connection with such arrest, detention, attachment levy, writ or libel.

12     Sub-Chartering

       The Charterer will not at any time without the prior written consent of Simon (which shall be subject to the consent of the Owner under the Simon Charterparty and Simon shall have full liberty to withhold except in the case of a sub-charter to a Guarantor, if the prior written consent of the Owner shall have been obtained, when Simon shall not unreasonably withhold or delay consent) and, if such consent is given, only subject to such conditions as Simon may impose, part with the possession or operational control of the Ship (except for the purpose of maintenance, service, repair or overhaul work or any modifications, changes or alterations permitted under this Charterparty and the Conversion and Supply Agreement) or sub-charter the Ship:

       (a)    on demise charter for any period;

       (h) by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed thirteen months' duration;

       (c) on terms whereby more than two months' hire (or the equivalent) is payable in advance;

       (d) below the market rate prevailing at the time when the Ship is fixed or on any other than arms' length terms;

       (e) on any charter for a period extending or capable of extending beyond the end of the Charter Period as extended pursuant to Clause 3.2;

       (f) on terms involving any transfer or purported transfer of title or interest in the Ship or part thereof or which would contravene the provisions of this Charterparty or any of the other Relevant Documents (including, without limitation, the provisions of Clause 13.2(d) relating to qualifying use during the requisite period as therein referred to).

13     Use and Trade of the Ship

13.1   Permitted Use

       Subject to the other terms and conditions of this Charterparty and the other Relevant Documents, the Charterer shall have the full and exclusive use control and command of the Ship during the Charter Period and may operate the Ship or employ her throughout the world in any lawful trade for which she is suitable.

13.2   Undertakings concerning Use

       The Charterer hereby undertakes with Simon that throughout the Charter Period it will:

       (a)    Ship's Registration

              not do or suffer to be done anything whereby the documentation of the Ship for the time being in accordance with the provisions of Clause 14.2 may be forfeited or imperilled;

       (b)    Employment

              not employ the Ship or permit her employment in any manner, trade or business which is forbidden by international law, or which is unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a Prize Court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not employ the Ship or permit her employment in carrying any contraband goods, or enter or trade to or continue to trade in any zone which is declared a war zone by any government or by the Ship's war risks insurers unless such special insurance cover as Simon may require shall have been effected by the Charterer and at its expense;

       (c)    Payment of Outgoings and Evidence of Payments

              pay all tolls, dues and other outgoings whatsoever in respect of the Ship and the Insurances and keep proper books of account in respect of the Ship and, as and when Simon may so require, make such books available for inspection on behalf of Simon or the Owner and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew's wages in respect of United Kingdom tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

       (d)    Operation in the U.S.A. or Canada

              give Simon at least fourteen (14) Banking Days prior written notice if the Ship is to be operated in or into or offshore from the United States of America or Canada, and prior to the commencement of such operation, to increase the amount of protection and indemnity, pollution risk and other legal liability insurance referred to in Clause 16.1 (a) to such amount as the Owner may require;

       (e)    Use for a Qualifying Purpose

              not to use the Ship or permit the Ship to be used and shall procure that the Ship is not used other than for a qualifying purpose during the requisite period (as each such term is defined in section 40 CAA) so as to result in the application of sections 42, 43, 44 and 46 CAA and shall immediately notify Simon if at any time within such requisite period the Ship is used for leasing to a non-resident within the meaning of section 50 CAA and also notify Simon of any event or matter which under section 48 CAA ought to be notified by the Owner to the Board of the Inland Revenue or any Inspector of Taxes in connection with the Ship or the chartering thereof and shall promptly furnish when the Owner or Simon may require such information as may properly be required to be so furnished by the Owner to the Board of the Inland Revenue and Inspector of Taxes regarding the chartering of the Ship or the use to which it is being put or has been put, in order to enable the Owner to comply with the provisions of section 48 CAA or to respond to such a request; and

       (f)    Bills of Lading

              if applicable, procure that all Bills of Lading issued for carriage of goods by the Ship shall contain a Paramount Clause incorporating any legislation relating to carrier's liability for cargo compulsorily acquired applicable in the trade or, if no such legislation exists, Bills of Lading incorporating the British Carriage of Goods by Sea Act 1971 and that all such Bills of Lading shall also contain the amended New Jason Clause and the Both-Blame Collision Clause and, without prejudice to provisions of Clause 30.4, provide that the General Average, if any, shall be settled according to the York-Antwerp Rules of 1974 in London.

14     Title, Registration, Name and House Flag

14.1   Title

       Title to the Ship shall remain vested in the Owner. The Charterer shall have no right, title or interest in or to the Ship or any part thereof except the right to use the same upon the terms and conditions contained in this Charterparty. It is hereby expressly declared that the Charterer shall not have any option or right to acquire title to or any proprietary interest in the Ship or any part thereof Subject to Clause 6.1, nothing in this Clause 14.1 shall be construed as imposing any liability on or on the part of Simon or the Owner to the Charterer in respect of or arising out of the acts or omissions of any third party (including any charterer or lessee of any other vessel or assets of the Owner or Simon) affecting the Charterer or the Ship or otherwise.

14.2   Initial Registration

       The Ship is registered under the laws of the Commonwealth of the Bahamas at the Port of Nassau in the name of the Owner as owner and subject to Clause 14.3 Simon shall during the Charter Period use all reasonable endeavors on its part to maintain such registration in force.

14.3   Transfer of Flag or Registry

       The Charterer may at any time and from time to time during the Charter Period, request that Simon approaches the Owner to transfer the register of the Ship to any port and/or to re-document the Ship under laws of any jurisdiction other than the port and/or jurisdiction at which the Ship is for the time being registered and/or under whose laws the Ship is for the time being documented. If the Owner approves of such transfer of register and/or re-documentation of the Ship, Simon shall, at the request and for the account of the Charterer (but subject to any requirements of the Owner), co-operate with and permit the Charterer to take all necessary steps within its power to comply with such request and thereafter shall during the Charter Period co-operate with the Charterer to take such actions as the Charterer may reasonably require to maintain the documentation of the Ship at the port to which the register of the Ship is so transferred and/or under the laws of the jurisdiction under whose laws the Ship is so re-documented. For the purposes of this Clause 14.3, the Owner shall be deemed to approve the transfer of the register of the Ship to any port of registry in the United Kingdom or in any relevant British possession (as that expression is defined in section 9 of the Merchant Shipping (Registration etc.) Act 1993) and having their principal place of business in the United Kingdom or any such possession.

       If, in the reasonable opinion of the Owner it shall become impossible, unlawful, impracticable or undesirable for the Owner to maintain the documentation of the Ship under the laws of any jurisdiction (other than the United Kingdom or any other such relevant British possession) under whose laws the Ship is for the time being documented and, the Owner shall have given notice thereof to Simon and/or the Charterer, Simon and the Charterer shall forthwith enter into negotiations in good faith with a view to agreeing with the Owner upon an alternative jurisdiction for the documentation of the Ship as a British ship, but if no such agreement shall be reached within thirty (30) days after the Owner shall have given such notice to Simon neither the Charterer nor Simon shall be able to prevent the Owner from re-documenting the Ship as a British ship at a port of registry in the United Kingdom or in any other relevant British possession and/or to transfer the registry of the Ship to a port of registry in the United Kingdom or in any other such relevant British possession and in either case the Charterer shall do all that may be necessary on its part to give effect to such re-documentation and/or transfer of register. Without prejudice to the generality of the provisions of Clause 9, the Charterer shall indemnify and hold harmless Simon and the Owner against all losses, costs, expenses and liabilities of whatsoever nature (including penalties, claims, demands, orders and or judgments) which Simon and the Owner may suffer or incur and which arise directly or indirectly out of the documentation of the Ship under the laws of any jurisdiction at the request of the Charterer as aforesaid.

14.4   Name and House Flag

       (a) Subject to the prior written consent of the Owner having been obtained the name of the Ship shall at the cost of the Charterer as soon as possible after the Delivery Date be changed to such name as the Charterer shall select (not being a name including "Simon" or any other name indicating any continuing relationship with Simon or the Simon Engineering plc group of companies) and the Ship shall be painted in such colors, display such funnel insignia and fly such house flag as the Charterer may require. The Charterer shall notify Simon and the Owner of any intended change in the name of the Ship. No future name shall include "Simon" or otherwise indicate or imply any continuing relationship with Simon or the Simon Engineering plc group of companies; and

       (b) Simon will use all reasonable endeavors to procure the consent of the Owner to such change of name.

15     Maintenance and Operation

15.1   Possession and Control of Ship by Charterer

       During the Charter Period the Ship shall, subject to the terms and conditions of this Charterparty, be in the full and exclusive possession and at the absolute disposal of the Charterer for all purposes and under its complete control in every respect.

       Notwithstanding any other provision of this Charterparty, without prejudice to any of the obligations of the Charterer under this Charterparty or any of the other Relevant Documents imposing any higher standard of performance upon the Charterer, the Charterer shall make or procure to be made, and shall have sole responsibility for making or procuring to be made, all such arrangements as may be necessary to ensure that the Ship is fit to go to sea without serious danger to human life.

15.2   Undertakings concerning Maintenance and Operation

       The Charterer further undertakes with Simon that throughout the Charter Period it will:

       (a)    Maintenance of Classification; Compliance with Regulations maintain the Classification as the present class of the Ship with the Classification Society and with such other certificates required by statute and the Ship's insurers in force at all times and so as to comply with the provisions of all other regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Ship's port of registry or otherwise applicable to the Ship, her Master, officers and crew wherever the Ship may proceed or trade and (without prejudice to the generality of the foregoing) at its own expense maintain in force for the Ship all safety, radio, loadline and other certificates whatsoever and all licenses and permits which may from time to time be prescribed by any legislation in force in the United Kingdom or other applicable jurisdiction.

       (b)    Supply and Crewing

              ensure that at all times during the Charter Period the Ship is properly manned, victualled, navigated, operated, supplied, fuelled and repaired;

       (c)    Surveys

              submit the Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes, comply with all recommendations and requirements of the Classification Society in accordance with their terms and, upon the Owner's or Simon's request supply to the Owner or Simon copies of all survey reports issued in respect thereof;

       (d)    Repair

              keep the Ship and every part of her in a good and efficient state of repair, in efficient operating condition, seaworthy in all respects and in accordance with good maintenance practice (fair wear and tear excepted and having regard to the type and age of the Ship) and procure that all repairs to, or replacement of, any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

       (e)    Drydocking

              drydock the Ship and clean and paint her underwater parts in accordance with good commercial practice for vessels of the type and age of the Ship;

       (f)    Inspection of the Ship

              permit the Owner and/or Simon by surveyors or other persons appointed by them or either of them for such purpose to board the Ship at all reasonable times for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Owner and/or Simon on request reasonable advance notice of any intended drydocking of the Ship (whether for the purpose of classification, survey or otherwise). The cost of any such inspection and survey shall be paid by the Charterer. All time taken in respect of such inspection or survey shall form part of the Charter Period. Inspection or survey of the Ship in drydock shall be made only when the Ship shall be in drydock for the purpose of the surveys referred to in Clause 15.1(e);

       (g)    Manuals and Technical Records

              maintain all such other records, logs, manuals, technical data and other materials and documents which are required to be maintained in respect of the Ship to comply with any applicable laws or the requirements of the Classification Society and, keep accurate, complete and up to date logs and records of all voyages made by the Ship and of all maintenance, repairs, alterations, modifications and additions to the Ship and, on reasonable advance notice from the Owner or Simon permit the Owner or Simon or their respective representatives at any time to examine and take copies of such logs and records and other records;

       (h)    Modification: Removal of Parts:

              Equipment owned by Third Parties

              not without the prior written consent of the Owner and Simon (and then only on and subject to such terms as Simon and the Owner may agree and, in the case of Simon such consent not to be unreasonably withheld or delayed):

              (i) make any modification to the Ship in consequence of which her structure, type or performance characteristics could or might be materially altered or her value materially reduced; or

              (ii) remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances (other than Permitted Encumbrances); or

              (iii) install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship.

       (i)    Manager

              not without the previous consent in writing of Simon and the Owner (which Simon shall not unreasonably withhold or delay) and subject to such terms as Simon and the Owner may require (including approval of the new manager and the terms of any Management Agreement), appoint any manager of the Ship other than the Manager or to terminate or amend the terms of the Management Agreement (and for the purposes of this Charterparty "manager" shall include any ship manager or other person providing to the Charterer analogous specialised services in respect of the Ship)

       (j)    Notification of certain Events

              notify Simon and the Owner forthwith by telex of:

              (i) any damage to the Ship requiring repairs the cost of which will or might exceed the Casualty Amount and furnish Simon and the Owner with full information regarding any single casualty or other accident or damage to the Ship which may involve repairs costing more than the Casualty Amount;

              (ii) any occurrence in consequence of which the Ship has or may become a Total Loss;

              (iii)  any requisition of the Ship for hire;

              (iv) any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not complied with in accordance with its terms;

              (v) any serious injury to a third party caused by, or in connection with, the Ship;

              (vi) any substantial damage to property caused by, or in connection with the Ship;

              (vii) any assistance which has been given to the Ship which has resulted or may result in a lien for salvage being acquired over the Ship; and

              (viii) any other event which occurs in connection with the Ship which affects or might affect the rights of Simon or the Owner or involves any material loss or liability.

       (k)    Repairers' Liens

              not without the previous consent in writing of Simon (which shall not be unreasonably withheld but which may be given only on and subject to such terms as Simon and/or the Owner may agree) put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty amount unless such person shall first have given to Simon and the Owner and in terms satisfactory to each other, a written undertaking not to exercise any lien on the Ship for the cost of such work or otherwise;

       (1)    Health and Safety

              take such steps as are reasonably practicable to ensure that the Ship and all constituent parts thereof will be safe and without risk to health when properly used and specifically (without prejudice to the generality of the foregoing) that it will:

              (i) take such steps as are reasonably practicable to ensure that any defects in the Ship and all constituent parts thereof which could be or cause a danger to safety and a risk to health shall be made good;

              (ii) for such purpose, have a detailed inspection of the Ship carried out from time to time including all electrical, fluid, oil and gas connections (being either supplies to or discharges from the Ship) and all constituent parts thereof as well as all life saving and other safety equipment;

              (iii) take such action as is reasonably practicable to see that appropriate safety measures are adopted; and

              (iv) not use or permit the Ship or any constituent parts thereof to be used beyond their limits and capacities.

       (m)    No Operational Interest

              procure that neither Simon nor the Owner is at any time represented as carrying goods or passengers or providing any other service on or from the Ship, or as being in any way connected or associated with any operation of carriage or other service which may be undertaken by the Charterer, or as having any operational interest in, or responsibility for, the Ship;

       (n)    Safe Operation

              take all reasonable steps to secure that the Ship is navigated and operated in a proper, safe and seaman-like manner; and

       (o)    Fitness to go to Sea

              shall procure that the Ship shall at all times be fit to go to sea without serious danger to life (by reason of the condition, or the unsuitability for its purpose, of either the Ship or its machinery or equipment or any part of the Ship or its machinery or equipment or undermanning or overloading or unsafe or improper loading or any other matter relevant to the safety of the Ship) unless arrangements have been made which are appropriate to ensure that before the Ship goes to sea it is made fit to do so without serious danger to human life by reason of any such matters or it is reasonable for such arrangements not to be made at such time.

16     Insurance Undertakings: Wreck Removal and Insurance Assignment

16.1   Insurance Undertakings

       The Charterer hereby covenants with Simon and undertakes that throughout the Charter Period and thereafter until sale of Ship pursuant to any provision of this Charterparty it will:

       (a)    Insured Risks

              insure and keep the Ship insured free of cost and expense to Simon and the Owner and in the joint names of the Charterer, Simon and the Owner (but without liability on the part of Simon and the Owner for premiums or calls) and, at the request of the Charterer, the Manager or other third party providing specialist services to the Charterer in connection with the operation of the Ship (each as their interests may appear):

              (i) against fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the market value of the Ship for the time being and One hundred and ten per cent (110%) of the Termination Sum applicable during the period of the policy) and upon such terms as shall from time to time be approved in writing by Simon and the Owner;

              (ii) against protection and indemnity risks (including pollution risks) for the full value and tonnage of the Ship in a protection and indemnity association (as approved in writing by Simon and the Owner) for a full and unlimited entry (other than for oil pollution risks which shall be for a minimum sum of U.S. $500,000,000 or equivalent thereof) and upon such terms as shall from time to time be approved in writing by Simon and the Owner; and

              (iii) in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of the Ship having regard to the financial resources and liabilities of the Charterer and to the situation and method of operation of the Ship;

       (b)    Brokers and Insurers

              effect the insurances aforesaid in Pounds or such other currency as Simon and the Owner may approve and through the Approved Brokers and with such insurance companies and/or underwriters as shall from time to time be approved in writing by Simon and the Owner provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by Simon and the Owner;

       (c)    Fleet Cover

              If any of the insurances referred to in Clause 16.1(a) form part of a fleet cover, procure that the Approved Brokers and/or insurers and protection and indemnity or war risks associations (as appropriate) shall undertake to Simon and the Owner that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by Simon and/or the Owner;

       (d)    Payment of Premiums

              Punctually pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by Simon or the Owner;

       (e)    Renewal

              at least 14 days before the relevant policies, contracts or entries expire, notify Simon and the Owner of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Charterer for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of Simon and/or the Owner pursuant to this Clause 16.1, procure that appropriate instructions for the renewal of such insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as Simon and/or the Owner may from time to time agree) confirm in writing to Simon and the Owner as and when such renewals have been effected in accordance with the instructions so given;

       (f)    Guarantees

              arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

       (g) Custody of Policy Documents: Letters of Undertaking: Loss Payable Clauses

              deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in Clause 16.1(a) as are effected through the Approved Brokers and procure that the interest of the Owner shell be endorsed thereon by incorporation of the relevant Lose Payable Clause and that the Owner shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Owner;

       (h) Club Letters of Undertaking: Certificates of Entry procure that any protection and indemnity and/or war risks associations in which the Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish Simon and the Owner with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by Simon and the Owner;

       (i)    Broker's Report

              if so requested by Simon or the Owner but at the cost of the Charterer (except where the insurances maintained on the Ship have not been Changed since the time of the last such report), furnish Simon or (as the case may be) the Owner from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Owner dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

       (j)    Collection

              do all things necessary and provide all documents, evidence and information to enable the Owner and/or Simon to collect or recover any moneys which shall at any time become due in respect of the Insurances;

       (k)    Compliance with Insurances

              comply with the terms and conditions of the Insurances, not do, consent to or permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurances and not (without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe) employ the Ship or suffer the ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein);

       (l)    Application of Recoveries

              apply all sums receivable under the Insurances which are paid to the Charterer in accordance with the Loss Payable Clauses and Clause 21 in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

       (m)    Other Insurances and Assureds

              not, without the prior written consent of Simon and the Owner, take out additional insurances for the Charterer's sole benefit, or permit the Charterer or Simon or the Owner or any other person to be named insured in insurances with respect to the

              Ship, other than as required under this Charterparty or the Conversion and Supply Agreement, where such additional insurances will or may prejudice the Insurances or recovery thereunder or will exceed the amount permitted by the warranties or other conditions of the Insurances (unless the insurers under the Insurances have consented thereto) and will upon Simon's or the Owner's request, immediately furnish Simon and/or the Owner with particulars of any such additional insurances (including copies of any cover notes or policies) and of the written consent of the insurers under the Insurances in any case where such consent is necessary;

       (n)    Information concerning Insurances

              supply to Simon and the Owner all necessary information, documentation and assistance which may be required by Simon and the Owner in connection with making any claim under the Insurances.

       Provided however that if, in the event of requisition of the Ship for hire, it is proved to the satisfaction of Simon and the Owner that such requisition is upon terms whereby the requisitioning authority has assumed the responsibility of the Charterer to Simon and to the Owner to indemnify or recompense it in respect of or otherwise to make good all losses which would ordinarily be covered by the insurances required to be effected by the Charterer under this Charterparty, the Charterer shall be relieved from its insurance obligations under this Charterparty in respect of such period of requisition or in the event that the requisitioning authority shall have assumed only a partial responsibility as aforesaid the insurance obligations of the Charterer under this Charterparty shall be modified in such manner and to such extent as Simon and the Owner may approve, and provided further that in this Clause 16, wherever a matter is subject to the approval of the Owner and Simon and the Owner and Simon shall not be in complete agreement or their respective requirements shall be different then the Owner's requirements shall prevail unless, within seven days after receiving written notice from the Charterer requiring it to do so, Simon shall have demonstrated in writing to the Charterer that Simon's interest differs from the interest of the Owner in respect of such matter and (subject to any necessary approval or consent of the Owner having previously been obtained by Simon) notified the Charterer of its requirements and provided that the Charterer can (or ought reasonably to have been able to) place the insurance in the open market within seven days of notification, the Charterer will then at the Charterer's expense take out such additional coverage.

16.2   Wreck Removal

       In the event of the Ship becoming a wreck or obstruction to navigation the Charterer shall (in addition to any other obligation it may have under Clause 9 to indemnify and hold harmless the Owner and Simon as therein provided) indemnity and hold harmless the Owner and Simon against all costs, expenses, payments, charges, losses, demands, any liabilities, claims, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders or other sanctions which may be incurred, by, or made or asserted against the Owner and/or Simon by reason that the Ship shall have become a wreck or obstruction to navigation (including, without limitation) in respect of the removal or destruction of the wreck or obstruction under statutory powers but only to the extent that such has not been recovered from the Ship's insurers.

16.3   Further Requirements

       Notwithstanding the other provisions of this Clause 16, the Charterer shall comply with such further reasonable requirements relative to insurance (and if applicable any requirements relative to reinsurance) as the Owner and/or Simon may from time to time request.

16.4   Insurance Assignment

       As continuing security for the payment of all sums due and payable to the Owner by Simon under the Simon Charterparty and by the Charterer to Simon under or pursuant to this Charterparty and the other Relevant Documents, the Charterer as beneficial owner assigns and agrees to assign to the Owner and/or Simon all its right, title and interest in and to the Insurances and any Requisition Compensation and agrees and undertakes to do all that may be necessary (by way of giving notice, lending its name to any action or otherwise howsoever) to enable Simon and the Owner to perfect and/or enjoy the full benefits of such assignment. Simon shall (subject to the rights of the Owner in respect thereof) reassign to the Charterer the property so assigned upon receipt by Simon of all such sums and provided the Charter Period shall have ended.

17     Powers of Simon and/or the Owner to Remedy Defaults

17.1   Failure to Perform Insurance Undertakings

       If the Charterer fails to comply with any of the provisions of Clause 16.1, Simon and/or the Owner may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of Simon to treat that non-compliance as a Termination Event (but only after the expiry of seven days after Simon shall have given the Charterer written notice of its requirements where these differ from those of the Owner and the second proviso to Clause 16.1 applies), to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Charterer's risk) to remain in, or to proceed to and remain in a port designated by Simon until such provisions are fully complied with.

17.2   Failure to Perform Maintenance Undertakings

       If the Charterer fails to comply with any of the provisions of Clauses 15.2(a), (c), (d) or (e), Simon may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of Simon to treat that non-compliance as a Termination Event, to arrange for the carrying out of such repairs, changes or surveys as it may deem expedient or necessary in order to procure the compliance with such provisions.

17.3   Failure to Prevent or Release from Arrest

       If the Charterer fails to comply with any of the provisions of Clause 11.2(d) Simon may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of Simon to treat that non-compliance as a Termination Event, pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions.

17.4   Failure to comply with other Obligations

       If the Charterer fails to comply with any of its other obligations under this Charterparty or any of the other Relevant Documents, Simon may, without being in any way obliged to do so or responsible for so doing, and without prejudice to the ability of Simon to treat that non-compliance as a Termination Event take such action as it may deem expedient or necessary in order to procure the compliance with such provisions.

17.5   Costs of Remedying Defaults

       Without prejudice to Clause 25.1, all losses, liabilities, costs, charges, expenses, damages and outgoings of whatsoever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by Simon in connection with the exercise by Simon of any of its powers under Clauses 17.1, 17.2, 17.3 and 17.4 and interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by Simon until the date of receipt or recovery thereof (both before and after any relevant judgment) at the Relevant Rate of Interest shall be repayable by the Charterer to Simon on demand.

17.6   Hire Still Payable

       Notwithstanding any exercise by Simon of any of the powers contained in this Clause 17, charterhire shall continue to accrue during such time.

18     Redelivery

18.1   Redelivery Procedure and Condition

       Except in the event of a Total Loss of the Ship and subject to the provisions of Clause 23.5, the Charterer shall at the end of the Charter Period redeliver the Ship to Simon free of all Encumbrances (other than Permitted Encumbrances), and Simon shall accept such redelivery, at a safe port to be mutually agreed between the parties or, in the absence of such agreement, at such nearby safe port in the United Kingdom as Simon may require. Subject to the provisions of Clause 23.5, the Charterer shall at its expense before such redelivery make all such repairs and do all such work as may be necessary so that the Ship at the date of redelivery shall have installed the machinery and other equipment installed pursuant to the MWB Conversion Contract, or replacements for the same made in accordance with the provisions of this Charterparty, shall maintain the Classification unexpired and shall be in as good structure, state and condition as at Delivery or, fair wear and tear and changes and alterations properly made by the Charterer as permitted under this Charterparty excepted.

18.2   Redelivery Survey

       At or about the time of redelivery a survey shall, if Simon so requires, be made to determine the state and condition of the Ship, her machinery and equipment. In that event, the Charterer and Simon shall each appoint surveyors to be present at such survey and the surveyors present shall determine the condition of the Ship, her machinery and equipment and shall state the repairs or work necessary to place the Ship at the date of redelivery in the structure state, condition and classification referred to in Clause 18.1. If the said surveyors disagree they shall refer the matter to a senior surveyor of the Classification Society whose decision shall be final and binding on the parties hereto. All reasonable costs occasioned by any such survey including the costs of the said surveyors appointed by the Charterer and Simon and, if appointed, the costs of the senior surveyor of the Classification Society shall be payable by the Charterer but if the ship is found to be in the condition provided for Clause 18.1 fair wear and tear and changes and alterations properly made by the Charterer as permitted under this Charterparty excepted, such cost shall be payable by Simon.

19.    Consumable Stores

19.1   Upon Delivery

       All consumable stores on board the Ship at Delivery (including, but not limited to, lubricating oils, fuel, water, provisions and stores) shall pass to the Charterer without payment therefor by the Charterer to Simon.

19.2   Upon Redelivery

       All consumable stores, unused diesel and lubricating oils and bunkers on board the Ship at the time of re-delivery shall be purchased by Simon from the Charterer and sold by the

       Owner to the purchaser of the Ship. The price payable by Simon to the Charterer shall be the same as that received from the said purchaser of the Ship.

20.    Use of Equipment and Replacement

20.1   Use of Equipment and Manuals and Technical Records

       The Charterer shall have the use of all outfit, equipment (including cabin, crew and galley equipment), furnishings, furniture and fittings, spare and replacement parts which are chartered or leased by Simon from the Owner on board the Ship at the time of Delivery and the Manuals and Technical Records and the Goods and the same or their substantial equivalent shall be returned to Simon on redelivery in good order and condition fair wear and tear alone and changes and alterations properly made by the Charterer as permitted under this Charterparty or the Master Lease excepted.

20.2   Renewal of Equipment

       The Charterer shall at its own expense from time to time during the Charter Period replace, renew or obtain substitutes for such items of equipment as shall be so damaged or worn as to be unfit for use provided always that in any such case title to any part replaced, renewed or substituted shall remain with the Owner until the part which replaced it or the new or substituted part becomes the property of the Owner or is replaced, renewed or substituted by a part which thereupon becomes the property of the Owner and the Charterer agrees that if any replaced, renewed or substituted part is not the property of the Owner it will as soon as practicable replace the same with a part which thereupon becomes the property of the Owner.

20.3   Alteration of Equipment: Additional Equipment

       The Charterer may at any time alter or remove all or any items of equipment or may fit any additional equipment required to render the Ship available for any purpose for which the Charterer may require to use her under the provisions of Clause 13 provided that the Charterer shall first have obtained the prior written consent of Simon (and, where appropriate, the Owner) thereto if and to the extent such consent may be required pursuant to Clause 15.2(h) (or otherwise). Notwithstanding any other provision of this Charterparty any such equipment which is Additional Equipment shall become the property of Simon immediately upon its installation (or, where acquired upon leasing terms previously agreed between Simon and the Charterer, immediately upon payment out of the relevant lease), but be deemed either to be chartered to the Charterer pursuant to the terms hereof or leased to the Charterer pursuant to the terms of the Master Lease as appropriate, taking into account the nature of the equipment and the basis of its installation upon the Vessel, at no additional charterhire or rental payment, for the Charter Period or until such time as title thereto is transferred to HEL pursuant to Clause 5 of the Agreement. The Charterer shall deliver to Simon promptly after acquiring any such equipment which is

       Additional Equipment (whether purchased or leased) details of the equipment acquired and either (where such equipment is purchased) Bills of Sale in respect thereof so as formally to implement such transfer of title or (where such equipment is leased) a copy of the relevant lease contract or contracts. The Charterer hereby undertakes that it will if required by Simon forthwith upon payment out of the relevant lease or leases deliver to Simon Bills of Sale in respect of any such Additional Equipment so as to transfer title thereto to Simon. Unless Simon shall otherwise require by notice to the Charterer (except where the Charterer shall remove such equipment in accordance with the terms of this Charterparty) the Charterer shall not without the prior written consent of Simon remove any such equipment as is referred to in this Clause
       20.3. The cost of fitting or removing any equipment together with the cost of making good any damage caused by such fitting or removal shall be payable in full by the Charterer who shall redeliver the Ship's equipment to Simon in accordance with the provisions of Clause 18.1 unless it is agrees by Simon that any extra fittings or equipment which have been supplied by the Charterer during the Charter Period shall remain on the Ship after redelivery to the Owner in which event such fittings or equipment shall as from redelivery become the property of the Owner.

21     Loss and Damage

21.1 Notwithstanding Clause 6.1, the Ship shall throughout the Charter Period be in every respect at the risk of the Charterer who shall bear all risks howsoever arising whether of navigation, operation and maintenance of the Ship or otherwise and of any other occurrence of whatever kind which shall deprive the Charterer of the use, possession or enjoyment thereof provided however that nothing in this Clause 21.1 shall restrict any claim by the Charterer against Simon for any default of Simon in respect of its obligations under Clause 6.1.

21.2   (a)    If the Ship shall become a Total Loss during the Charter Period, the Charterer shall pay, or procure that the insurers pay, to the Owner within one hundred and twenty (120) days (or such longer period as may be agreed between the Owner, Simon and the Charterer) of the Total Loss Date, the Termination Sum as at the Total Loss Date together with interest thereon calculated at the Relevant Rate of Interest from the Total Loss Date to the date of payment and together with all amounts of charterhire and any other amounts then due and payable under this Charterparty and the other Relevant Documents.

       (b) For the purposes of this Charterparty a Total Loss shall be deemed to have occurred on the following date (Total Loss Date):

              (i) in the rare of an actual total loss, at noon (London time) on the actual date the Ship was lost, or if such date is not known, noon (London time) on the day on which the Ship was last reported;

              (ii) in the case of a constructive total loss of the Ship, upon the date and at the time notice of abandonment of the Ship is given to the insurers of the Ship for the time being (provided a claim for such constructive total loss is admitted by the insurers) or, if the insurers do not admit such a claim, at the date and time at which a constructive total loss is subsequently ad judged by a competent court of law to have occurred;

              (iii) in the case of a compromised or arranged total loss, at the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Ship;

              (iv) in the case of Compulsory Acquisition, upon the date upon which the relevant compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation occurs; and

              (v)    in the case of any of the events described in subparagraph
                     (c) of the definition of Total Loss, upon the expiry of the period of thirty (30) days referred to in such sub-paragraph (c) after the date upon which the relevant hijacking, theft, condemnation, confiscation, capture, detention, seizure or requestion for use or hire occurred.

21.3 The Charter Period shall terminate on the Total Loss Date and, subject to the payment by the Charterer to Simon of all amounts of charterhire then due and payable under this Charterparty, the Charterer shall cease to be under any liability to pay charterhire (but not any other amounts) thereafter becoming due and payable under this Charterparty or any of the other Relevant Documents.

21.4 In the event of the Compulsory Acquisition of the Ship after Delivery, all Requisition Compensation received by Simon shall be applied by Simon (or, if received by the Charterer, shall be held in trust by the Charterer for application) in accordance with Clause 21.5. Where such Requisition Compensation is received by the Owner, Simon shall use all reasonable endeavors to procure that the Owner shall apply it in accordance with Clause 21.5.

21.5 Simon shall at the cost of the Charterer endeavor to procure that all moneys received by the Owner as loss payee under the Insurances from insurers or others in respect of a Total Loss shall be applied by the Owner subject to Clause 10.4 as follows:

       (a) the proportion (as calculated by Simon) attributable to the Goods shall subject to the rights and obligations of the Owner in respect thereof be paid to Simon for application in accordance with the terms of the Master Lease; and the balance shall be applied:

       (b) Firstly, in or towards settlement of any amounts due and owing by the Charterer to Simon under this Charterparty or any of the other Relevant Documents other than the Goods Contracts;

       (c) Secondly, in settlement of all sums due to Simon under the Goods Contract insofar as such sums have not been satisfied by application of the sums referred to in Clause 21.5(a);

       (d) Thirdly, if the Charterer shall on or before the date of application of such moneys have paid the Termination Sum or a part thereof, in accordance with Clause 21.2(a) in or towards refunding by way of rebate of hire or otherwise as appropriate to the Charterer the amount of the Termination Sum or part thereof so paid by the Charterer; and

       (e) Subject always to the proviso that an amount equal to two per cent (2%) of such moneys received by the Owner as loss payee under the insurances shall be retained by the Owner, any balance shall be paid to the Charterer or to its order by way of rebate of Charterhire or otherwise as appropriate.

21.6 In the event of repairable damage to the Ship, Simon shall at the cost of the Charterer, use all reasonable endeavors to procure that the Owner as loss payee under the Insurances shall pay any insurance moneys received by it to the Charterer upon the Charterer furnishing evidence to the Owner that such damage has been made good or repaired or put in hand for repair Provided always that if a Relevant Event has occurred and is continuing, the Owner show be entitled to require that such insurance moneys be applied in or towards settlement of any amounts owing by the Charterer to Simon under this Charterparty or any of the Relevant Documents or by Simon to the Owner under the Simon Charterparty or any other of the Simon RBS Documents.

21.7 Any insurance moneys paid under the insurances taken out or entries made referred to in Clause 16.1 (a) (ii) shall be paid to the person to whom the liability (or alleged liability) covered by such insurances or entry was incurred or if the liability (or alleged liability) to such person has previously been discharged by the Charterer, Simon shall at the cost of the Charterer endeavor to procure that such moneys shall be paid to the Charterer in reimbursement of the moneys so expended by it in satisfaction of such liability or alleged liability and, in such case Simon shall at the cost of the Charterer endeavor to procure that the Owner shall pay any insurance moneys received by it in respect of such liability or alleged liability to the Charterer upon the Charterer furnishing evidence to the Owner that such liability or alleged liability has previously been discharged provided always that if a Relevant Event has occurred and is continuing, the Owner shall be entitled to apply such insurance moneys in or towards settlement of any amounts due and owing by the Charterer to the Owner under this Charterparty or any of the other Relevant Documents.

21.8 In the event of repairable damage to the Ship or a liability or alleged liability covered by the insurances taken out or entries mate referred to in Clause 16.1(a) being incurred or alleged, and of the insurance moneys paid in respect thereof are insufficient to pay the cost or estimated cost of making good or repairing such damage or discharging the liability or alleged liability, the Charterer will pay the deficiency.

21.9   (a)    The Charterer shall have the sole right to determine whether or not a case has arisen for the giving of notice of abandonment to abandon the Ship to the insurers and/or claim a constructive total loss and the Charterer is hereby irrevocably authorised by Simon to give the same on behalf of itself and Simon if it so determines.

       (b) Simon shall at the cost of the Charterer endeavor to procure that the Owner shall upon the request of the Charterer promptly execute such documents as may be required to enable the Charterer to abandon the Ship to the insurers and/or claim a constructive total loss and Simon shall use all reasonable endeavors to procure that the Owner shall give the Charterer all possible assistance in pursuing the said claim on behalf of itself and Simon.

21.10 Any moneys payable under the Insurances shall be payable in accordance with the terms of the relevant Loss Payable Clause and, unless and until a Relevant Event shall occur (whereupon all insurance recoveries shell be receivable by the Owner and applied in accordance with the foregoing provisions of this Clause 21), the Owner shall not give any notice or direction to the contrary to the insurers as contemplated by the Loss Payable Clauses.

21.11 If the insurers of the Ship have satisfied or admitted in full their obligations under the Insurances and have expressly waiver any rights they may have, or would or might acquire, in the Ship, Simon shall use all reasonable endeavors to procure that the Owner shall as soon as practicable after the date of Total Loss of the Ship endeavor to sell the Ship, to the extent that the Owner retains title therein. Any such sale shall comply with Clauses 3.5 and 3.6.

22     Salvage

22.1 All salvage and towage and all proceeds from derelicts shall, subject to the Owner's prior right to retain thereout any sums which may be due from Simon to the Owner under the Simon Charterparty or any of the other Relevant Documents, be for the Charterer's benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterer.

23     Requisition

23.1 If the Ship is requisitioned for hire by any Government Entity or other competent authority during the Charter Period then, unless and until the Ship becomes a Total Loss following such requisition and the Charterer shall have made payment of all sums due pursuant to Clause 21.2 (a), the charter of the Ship to the Charterer under this Charterparty shall continue in full force and effect (subject always to the provisions of Clause 25) for the remainder of the Charter Period and the Charterer shall remain fully responsible for the due compliance with all its obligations under this Charterparty other than such obligations which the Charterer is unable to comply with solely by virtue of such requisition.

23.2 If the Charterer shall duly comply with all of its obligations under this Charterparty, save as mentioned in Clause 23.1, the Charterer shall during the Charter Period, be entitled as between the Charterer and Simon to all requisition hire paid to the Owner, Simon or to the Charterer on account of such requisition.

23.3 The Charterer shall as soon as practicable after the end of any requisition for hire, cause the Ship to be put into the condition required by this Charterparty, and where that requisition shall end after the expiry or termination of the Charter Period, the Charterer shall, as soon as practicable, cause the Ship to be put into the redelivery condition required by Clause 18, allowance being made for fair wear and tear in respect of the period from the expiry or termination of the Charter Period.

23.4 Simon shall be entitled to all compensation payable in respect of any change in the structure, state or condition of the Ship arising during the period of requisition for hire. Simon shall apply such compensation in reimbursing the Charterer for the cost of complying with its obligations under Clause 23.3, provided always that if a Relevant Event has occurred and is continuing, Simon shall be entitled to apply such compensation in or towards settlement of any amounts owing by the Charterer under this Charterparty and any of the other Relevant Documents.

23.5   Should the Ship be under requisition for hire at the end of the Chanter
       Period:

       (a) the charter of the Ship under this Charterparty shall (unless otherwise agreed between the parties hereto) nevertheless be terminated at such end but without prejudice to the accrued rights of the parties, including, without prejudice to the generality of the foregoing, the obligations of the Charterer contained in Clause 23.3, and (as between the Charterer and Simon) Simon shall be entitled to receive and retain any requisition hire payable in respect of the period from the expiry or termination of the Charter Period;

       (b) the Charterer shall, if it is prevented by reason of the requisition for hire from redelivering the Ship under Clause 18, be relieved from its obligations so to do, but shall consult with Simon as to the most convenient method of enabling Simon to obtain redelivery of the Ship when the Ship is released from such requisition; and

       (c) after such release the Charterer shall be given a reasonable opportunity of removing any additional equipment as is referred to in Clause 20.3 on the terms therein referred.

23.6 If the Ship shall be requisitioned for hire upon terms whereby the Charterer is not relieved from its insurance obligations pursuant to the proviso to Clause 16.1, insurance recoveries in respect of all claims whatsoever (otherwise than in respect of a Total Loss) arising during the period or requisition shall (to the extent to which such recoveries have not been expended by the Charterer in repairs to the Ship) at the end of the Charter Period be paid to the Owner and in respect of any amount so paid the Charterer shall to that extent be relieved from its obligations under the last sentence of Clause 18.1 and under Clause 20.3.

24.    Termination Events

24.1 If the Charterer commits a repudiatory breach of any Relevant Document or any Guarantor commits a repudiatory breach of the Guarantee Simon may accept such breach as repudiation of this Charterparty.

24.2 Without prejudice to the generality of Clause 24.1, Simon and the Charterer agree that it is a fundamental term and condition of this Charterparty that none of the following events shall occur during the Charter Period and that the occurrence of any of the following events shall constitute a repudiatory breach of this Charterparty

       (a) any Relevant Party fails to pay any sum payable by it under any of the Relevant Documents when due or on demand within two (2) Banking Days of such due date or date of demand (as the case may be) or

       (b) the Charterer falls to obtain and/or maintain the Insurances or if any insurer in respect of any part of the Insurances cancels any part of the Insurances or disclaims or repudiates liability by reason, in either case, of any misstatement in any proposal for the Insurances or for any other failure or default on the part of the Charterer; or

       (c) any Relevant Party commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any of the Relevant Documents (other than those referred to in sub-clauses (a) and (b) above) and in respect of any such breach or omission which in the opinion of Simon is capable of remedy, such action as Simon may require shall not have been taken within fourteen (14) days of Simon notifying any Relevant Party of such default and of such required action;

       (d) any representation or warranty made or deemed to be made or repeated by any Relevant Party in or pursuant to any of the Relevant Documents or any document, certificate or statement referred to in or delivered under any of the Relevant

              Documents is or proves to have been incorrect in any material respect when made or deemed repeated; or

       (e) any Indebtedness of any Relevant Party becomes due or capable of being declared due prior to the date when it would otherwise have become due whether or not such breach or default shall be waived by the person to whom the same is payable or is not paid on the due date and in the opinion of Simon the ability of any Relevant Party to perform all or any of its obligations under, or otherwise to comply with the terms of any Relevant Documents shall or may reasonably be expected to be materially adversely prejudiced as a consequence thereof; or

       (f) any consent, authorisation, license or approval of or registration with or declaration to governmental or public bodies or authorities or courts required by any Relevant Party to authorise, or required by any Relevant Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any of the Relevant Documents or the performance by any Relevant Party of its obligations under any of the Relevant Documents is modified in a manner unacceptable to Simon or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

       (g) a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of any Relevant Party and is not discharged within seven days; or

       (h) any Relevant Party (other than Horizon Seismic Inc., where it is affected by any of the following events or circumstances only as a result of litigation successfully prosecuted against it) suspends payment of its debts or becomes or is deemed to be insolvent or unable to pay its debts within the meaning of
              Section 123 of the Insolvency Act 1986 as they fall due or commences negotiations with one or more of its creditors with a view to the general re-adjustment or re-scheduling of all or part of its Indebtedness or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to any Relevant Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

       (i) any Relevant Party takes any action or any legal proceedings are started or other steps taken for (or for the consideration of)
              (i) any Relevant Party to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of any Relevant Party or (iii) the appointment of a liquidator, trustee, receiver, administrator or similar officer of any Relevant Party of the whole or any part of their respective undertakings, assets, rights or revenues; or

       (j) any event occurs or proceeding is taken with respect to any Relevant Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 24.2 (g), (h) or (i); or

       (k) any Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

       (l) all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in, any Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

       (m) any Relevant Party disposes or threatens to dispose of all or a material part of its assets, whether by one or a series of transactions, related or not, other than for the purpose of a reconstruction or amalgamation the terms of which have received the previous consent in writing of Simon; or

       (n) there occurs, in the reasonable opinion of Simon, a material adverse change in the financial condition of the Charterer or any Guarantor by reference to the financial statements referred to in Clause 2.1(f) of this Charterparty and Clause 5.1(i) of the Guarantee respectively; or

       (o) any of the Relevant Documents at any time and for any reason is or becomes invalid or unenforceable or otherwise ceases to remain in full force and effect, or the validity or enforceability of any of the Relevant Documents at any time and for any reason is contested by any party thereto (other than Simon), or any such party denies that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Charterer or any other Relevant Party to fulfil any of its covenants and obligations contained in any of the Relevant Documents; or

       (p) any Relevant Party repudiates any of its obligations under the Relevant Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of its obligations under the Relevant Documents; or

       (q) the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim, or otherwise taken from the possession of any Relevant Party or any operator thereof other than pursuant to a breach of Clause 6.1 by Simon, as a result of any Encumbrance directly created by Simon which adversely affects the operation of the Ship and any Relevant Party shall fail to procure the release of the Ship at the earliest possible time and in any event within a period of fourteen (14) days; or

       (r) the registration of the Ship is cancelled or terminated (otherwise than upon the Ship being redocumented or its registration transferred as contemplated by Clause 14.3) except by reason of Simon's default in its obligations under Clause 14.2; or

       (s) any other event (other than a Total Loss) occurs or state of affairs exists which has or may reasonably be expected to have a prejudicial effect on Simon's or the Owner's title to the Ship (other than pursuant to a breach of Clause 6.1 by Simon or the Owner as a result of any Encumbrance directly created by Simon or the Owner which adversely affects the operation of the Ship) or a prejudicial effect on its rights under any of the Relevant Documents, or an adverse effect on the ability of any Relevant Party to perform all or any of its obligations under, or otherwise to comply with the terms of, any of the Relevant Documents; or

       (t) in the "requisite period", the Ship shall be used for any purpose other than a "qualifying purpose" as those expressions are described in Clause 13.2(e); or

       (u) there shall occur a material adverse change, from the position applicable immediately following Delivery, in the business, affairs or condition (financial or otherwise) of any Relevant Party the effect of which is (in the reasonable opinion of Simon) materially to imperil, delay or prevent the due fulfillment by any Relevant Party of any of their obligations and undertakings contained in any of the Relevant Documents; or

       (v) except with the prior written consent of Simon less than the whole, or none, of the legal and beneficial ownership of the issued share capital of the Charterer shall be owned, directly or indirectly, by Exploration Holdings Limited.

25     Simon's Rights Following a Termination Event

25.1 At any time after any repudiation of this Charterparty by the Charterer, including the occurrence of any Termination Event (and provided that the same is continuing) Simon may, by notice to the Charterer, accept such repudiation and immediately terminate the Charter Period (whereupon, as the Charterer hereby agrees and acknowledges, the Charterer's right, title and interest in and to the Ship and to possess and operate the Ship, shall terminate) and retake possession of the Ship, (the Charterer agreeing, in such circumstances, that Simon shall be entitled to retain as part of the Ship (as between itself and the Charterer), any and all equipment belonging to the Charterer (but not any such equipment as may be leased from third parties who are not Relevant Parties or the Owner) installed in or on the Ship (whether such equipment shall have been installed pursuant to Clause 20.3 or otherwise, if for any reason title thereto shall remain with the Charterer), and the Charterer agrees that Simon may for this purpose enter upon any premises belonging to or in the occupation or under the control of the Charterer where the Ship or any part thereof may be located, and the Charterer shall pay to Simon forthwith upon such termination such sum as shall equal the aggregate of:

       (a) all amounts due under the Charterparty or any of the other Relevant Documents as shall be payable and remain outstanding;

       (b) all losses incurred by Simon in connection with such termination including, without prejudice to the generality of the foregoing, all costs and expenses so incurred in recovering possession of the Ship, and in carrying out any works or modifications required to bring the Ship up to the condition specified in Clause 18.1;

       and the Charterer shall also pay to Simon forthwith upon such termination by way of agreed compensation and not as a penalty, the amount of the Termination Sum at the date of termination.

25.2 Without prejudice to the obligation of the Charterer to make the payments referred to in Clause 25.1, upon any such termination as is referred to in Clause 25.1 and provided that Simon shall not be prevented from so doing for any reason whatsoever, Simon may (but shall not be obliged to) elect (with the prior written consent of the Owner) to endeavor to sell the Ship as soon as practicable. The Net Sale Proceeds from any such sale shall be applied by Simon subject to Clause
       10.4 as follows:

       (a) the proportion of the Net Sale Proceeds attributable to the Goods shall be calculated and subject to the rights and obligations of the Owner in respect thereof paid to Simon for application in accordance with the terms of the Master Lease; and the balance shall be applied:

       (b) Firstly, in or towards settlement of any amounts due and owing by the Charterer to Simon under this Charterparty or any of the other Relevant Documents other than the Goods Contracts (including any interest due in respect thereof);

       (c) Secondly, in settlement of all sums due to Simon under the Goods Contracts insofar as such sums have not been satisfied by application of the sums referred to in Clause 25.2(a);

       (d) Thirdly, if the Charterer shall on or before the date of application of the Net Sale Proceeds by Simon have paid the Termination Sum, or a part thereof, in accordance with Clause 25.1, in or towards refunding by way of rebate of charterhire or otherwise as appropriate to the Charterer the amount of the Termination Sum or part thereof so paid by the Charterer

       PROVIDED THAT an amount equal to two per cent (2%) of the Net Sale Proceeds shall be retained by the Owner.

25.3 If the Charterer fails to comply with any of its obligations under this Charterparty or any of the other Relevant Documents Simon may, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of Simon to treat that non-compliance as a Termination Event, effect compliance on the Charterer's behalf, and if Simon incurs any expenditure in effecting such compliance Simon shall be entitled (without prejudice to Clause 25.1) to recover such expenditure from the Charterer together with interest thereon at the Relevant Rate of Interest from the date on which such expenditure is incurred by Simon until the date of reimbursement thereof by the Charterer (both before and after any relevant judgment).

25.4 The rights and remedies of Simon provided in this Charterparty are cumulative and are not exclusive of any rights and remedies provided by law.

26     Increased Costs, Funding Problems and Illegality

26.1 If the Owner notifies Simon that adequate and fair means do not exist for calculating the variable portion of the charterhire then Simon shall give notice thereof to the Charterer and Simon and the Charterer shall meet together with the Owner to discuss the matter in good faith and, unless within thirty (30) days of the giving of such notice the Owner, Simon and the Charterer arrive, by negotiation in good faith, at an alternative basis acceptable to each of them for continuing the Owner's funding of its purchase of the Ship and/or continuing the chartering of the Ship by the Owner to Simon and calculating the variable portion of charterhire (and any alternative basis agreed in writing shall be retroactive to and effective from the commencement of the relevant period and shall continue until the Owner determines that circumstances are such that such alternative basis may cease to be effective) the Charterer shall indemnify Simon from and against all liability, loss or expense suffered or incurred by Simon during the relevant period (provided that Simon shall take all reasonable steps as may be open to it to mitigate the effect of this Clause) and charterhire shall be adjusted as provided and for so long as shall apply pursuant to Clause
       26.1 of the Simon Charterparty.

26.2 If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon Simon in the jurisdiction in which it is formed or in which any action is required to be performed by it for the purposes of any of the Relevant Documents (whether or not in force before the date of this Charterparty) renders it unlawful for Simon to continue to charter the Ship to the Charterer under this Charterparty or for the Owner to continue to charter the Ship to Simon under the Simon Charterparty, Simon shall promptly inform the Charterer and Simon and the Charterer shall both be entitled by written notice to the other to terminate the Charter Period. Such termination shall be deemed to be a voluntary termination of the Charter Period in accordance with Clause 3.3 (notwithstanding that such termination shall not have occurred on a date falling on or after the first (1st) anniversary of the Delivery Date or that Simon shall not have received two hundred and ten (210) days' notice thereof) and the provisions of Clauses 3.3 to 3.5 shall apply thereto.

27     Notices

27.1 Every notice, request, demand or other communication under this Charterparty shall:

       (a) be in writing delivered personally or by prepaid first class letter, telex or facsimile transmission (confirmed in the case of a telex or facsimile transmission, by prepaid first class letter sent within 24 hours of despatch but so that the non-receipt of such confirmation shall not affect in any way the validity of the telex or facsimile transmission in question);

       (b) be deemed to have been received, subject as otherwise provided In this Charterparty, in the case of a telex, at the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of a facsimile translation, at the time of despatch with confirmation that the communication was well received (Provided that, in the case of a telex or facsimile transmission, if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been, received at the opening of business on the next such business day), and in the case of a letter, when delivered personally or five (5) days after being put in the post;

       (c)    be sent:

              (1)    to Simon:

                     Simon-Horizon Limited
                     Horizon House
                     Azalea Drive
                     Swanley
                     Kent BR8 8JR
                     Telex: 8960SO EXPLOR G
                     Fax: 0322 613650
                     (Attention: Company Secretary)

                     and copied to:

                     Simon Engineering plc
                     Simon House
                     Bird Ball Lane
                     Stockport
                     Cheshire SK3 ORT
                     Telex: 665923 SIKENG G
                     Fax: 061 491 2472
                     (Attention: Company Secretary)

              (2)    to the Charterer:

                     Horizon Exploration Limited
                     6 Pembroke Road
                     Sevenoaks Kent TN13 1XR
                     Telex: 957840 EXPLOR G
                     Fax: 0732 742977
                     (Attention: Company Secretary)

              or to such other address, telex number or facsimile number as is notified by one party to the other under this Charterparty.

28     Assignment

28.1 Save as hereinafter provided, neither Simon nor the Charterer may assign or otherwise transfer any of its rights or obligations under this Charterparty without the prior written consent of the other party hereto PROVIDED ALWAYS that Simon may with the consent of the Owner assign or otherwise transfer any or all of its rights under, and the benefit of, this Charterparty without the consent of the Charterer, except that Simon shall not without the prior written consent of the Charterer (such consent not to be unreasonably withheld or delayed) so assign or otherwise transfer any or all of such rights and benefit to an assignee who is a business competitor of the Charterer (which shall, for the purposes hereof have the same meaning as "Business Competitor of HEL" as defined in the Agreement). In the event of any such assignment or transfer by Simon, such assignment or transfer shall not impose any greater liabilities on the Charterer at the date of completion thereof towards Simon than those liabilities which the Charterer would have had to Simon had no such assignment or transfer taken place.

29     Miscellaneous

29.1 This Charterparty contains the entire agreement between Simon and the Charterer relating to the chartering of the Ship, and the terms and conditions of this Charterparty shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of Simon and the Charterer.

29.2 No failure or delay on the part of Simon in exercising any right, power or remedy under this Charterparty shall operate as a waiver thereof nor shall any single or partial exercise by Simon of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Charterparty are cumulative and are not exclusive of any remedies provided by law.

29.3 Subject to the periods of grace referred to in Clause 24, time shall be of the essence as regards the performance by the Charterer of its obligations under this Charterparty.

29.4 All rights and liabilities in respect of the Ship by way of General Average shall be for the account of the Charterer.

29.5 If any term or provision of this Charterparty or any of the other Relevant Documents or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Charterparty and the other Relevant Documents or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall not be affected thereby and each term and provision of this Charterparty and the other Relevant Documents shall be valid and be enforceable to the fullest extent permitted by law.

29.6 The Charterer authorises Simon without prejudice to any of Simon's rights of set-off at law, in equity or otherwise, at any time and with notice to the Charterer to set off or withhold from any sum or sums expressed in this Charterparty or one of the other Relevant Documents to be payable to the Charterer by Simon any amount due and payable to Simon from the Charterer under this Charterparty or any of the other Relevant Documents. For any such purpose Simon is authorised to purchase with the sums which would but for this Clause 29.6 be so payable to the Charterer, such other currencies as may be necessary to effect such set off or withholding. Simon shall not be obliged to exercise any right given to it by this Clause 29.6. Simon shall notify the Charterer forthwith upon the exercise or purported exercise of any right of set-off or withholding full details in relation thereto.

29.7 The Charterer undertakes that it will at its expense execute, sign, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of Simon may be necessary or desirable to carry out the purpose of this Charterparty or any of the other Relevant Documents or protect or enforce any right of Simon hereunder or thereunder or the title of Simon or the Owner in the Ship.

29.8 In the event of any conflict between this Charterparty and any of the other Relevant Documents, the provisions of this Charterparty shall prevail.

30     Law

30.1 This Charterparty is governed by and shall be construed in accordance with English law.


IN WITNESS whereof the parties hereto have entered into this Charterparty the day and year first above written.

                                   SCHEDULE 1

                         List of Documents and Evidence

1. A copy certified by a Director or the Secretary of the relevant person to be a true, complete and up-to-date copy, of the Certificate of Incorporation and Memorandum and Articles of Association of the Charterer and each of the Relevant Parties.

2. A copy, certified by a Director or the Secretary (or similar officer) of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors of each of the Charterer and the other Relevant Parties:

       (i) approving the transactions contemplated by such of the Relevant Documents to which the relevant person is a party;

       (ii) authorising a person or persons to sign and deliver on behalf of the relevant person or, as the case may be, authorising the sealing by the relevant person of the Relevant Documents to which it is a party and any notices or other documents to be driven pursuant thereto.

3. A copy certified by a Director or the Secretary (or similar officer) of the relevant person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by the relevant person pursuant to the said resolutions.

4. A list, certified as true, complete and up to date by a Director or the Secretary (or similar officer) of each of the Relevant Parties of its directors and officers.

5. Evidence that all governmental and other licenses, approvals, consents, registrations and filings necessary for any matter or thing contemplated by the Relevant Documents and for the legality, validity, enforceability, admissibility in evidence and effectiveness thereof have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of effecting of any registrations and filings, that arrangements satisfactory to Simon have been made for the effecting of the same within any applicable time limit).

6. Evidence that, on Delivery, the Ship is and will remain insured in accordance with the provisions of this Charterparty and all requirements of this Charterparty in respect of such insurance have been complied with.


7. Evidence that on delivery, the Goods will be insured in accordance with the provisions of the Master Lease and all requirements of the Master Lease in respect of such insurance have been complied with.

8.     The Agreement duly executed by the Charterer.

9.     The Guarantees duly executed by the Guarantors.

10. An Assignment Agreement between Simon and the Charterer in respect of the Management Agreement.

11. Such legal opinions as Simon may require in relation to the laws of any jurisdiction to which any Relevant Party is or may be subject or which may affect the perforce of the obligations of any Relevant Party.

                                   SCHEDULE 2

Excluded Equipment, Retained Equipment and Additional Equipment


Part I        EXCLUDED EQUIPMENT

       1      Herringbone System
    64        TI Sleeve Guns
       2      Umbilical Winches, MPD
       2      Umbilical Winches, low pull, MPD
       4      Slipring Units
       4      Stowing Winches
       1      Air Conditioning Unit, Instrument Room
       1      Streamer Reel, MPD
       1      Litton Streamer, 20 Sections
    36        Syntrak Digitising Modules
       1      Uninterruptible Power Supply Unit 1040 S/25
       1      Uninterruptible Power Supply Unit AST 3350/380/60
       1      Umbilical Reel, accessories, scrivers
       4      Hamworthy Compressors 4TH 565W 100
       1      Lasertrak System


PART II       RETAINED EQUIPMENT

       1      IBM RS 6000/370W/128Mb
       4      IBM Disc Drives & Enclosure
       2      IBM Disc Drives Internal
       1      IBM Exabyte Tape Drive
       2      Fujitsu Cartridge Tape Controller
       3      Fujitsu Tape Streamer & Autoloader
       3      Power Supply Unit
       1      Laser Printer, QMS PS815
       1      Colour Monitor, Keyboard, Mouse
              SCSI Controllers, Planers, Graphics Adapter, Plotter Board,
              Sterling Card


PART III      ADDITIONAL EQUIPMENT

              Digicourse Acoustic System          US$750,000
              3D Binning System                   US$200,000

                                   SCHEDULE 3

                                  Charterhire


1      Definitions

1.1 In addition to the definitions comprised in Clause 1 and Schedule 4 of this Charterparty the following expressions shall have the following meanings:

       "Accounting Period"             means an accounting period for the
                                       purposes of section 12 ICTA;

       "Applicable Rate"               means in relation to any Interest
                                       Reference Period where the Applicable
                                       Rate is being applied to a negative
                                       balance of Notional Capital Outstanding, the greater of (i) LIBOR for that period and (ii) 7 per cent per annum, in either case, plus the Reserve Asset Rate for that period;

       "Assumptions"                   means the assumptions set out in
                                       paragraph 3 of this Schedule 3;

       "Corporation Tax
           Applicable Rate"          means in relation to any Accounting Period
                                     of the Owner, the effective rate of
                                     Corporation Tax which is or would be
                                     applicable to companies generally in
                                     respect of taxable profits (if there were such profits and ignoring for this purpose the special rate applicable to small companies) of such Accounting Period, such rate to be a weighted average calculated on a time apportionment basis where different rates apply for more than one
                                     Financial Year within which such
                                     Accounting Period falls.  Without
                                     prejudice to the foregoing, if, at any
                                     date on which a calculation is to be made hereunder, the Corporation Tax rates are fixed retrospectively or for some other reason the relevant rate is not known at the time, such calculation shall (without prejudice to any provision of this Schedule providing for such calculation to be adjusted once the rate of Corporation Tax is
                                       fixed by law) be made on the basis that
                                       the rate of Corporation Tax last fixes
                                       will not change;

       "Final Date"                    means the date falling nine months and
                                       one day after the last day of the
                                       Accounting Period of the Owner in which

                                       (i)   the last Primary Period
                                             Charterhire (or any adjustment
                                             thereto) falls due to be paid; or

                                       (ii)  any Termination Sum (or any
                                             adjustment thereto) falls due to
                                             be paid;

                                       whichever is later;

       "Financial Year"                has the meaning given to that expression
                                       in Schedule 1 of the Interpretation Act
                                       1978;

       "Interest Payment Date"         means, for any Interest Reference
                                       Period, the date specified in respect
                                       thereof in Column 2 of the table annexed to this Schedule 3, or if any such date is not a Banking Day, the immediately preceding Banking Day;

       "Interest Reference
           Period"                     means each of the following successive
                                       periods:

                                       (i)   the period commencing on 1st
                                             April, 1991 and ending on 30th
                                             June, 1991, and thereafter each
                                             successive period of three (3)
                                             months commencing on the date
                                             specified in Column 1 of the table
                                             annexed to this Schedule 3 and
                                             ending on the day immediately
                                             preceding the first day of the
                                             next Interest Reference Period;
                                             and

                                       (ii)  the period from the expiry of the
                                             last three (3) month period
                                             referred to in (1) above to the
                                             Final Date;

       "LIBOR" means in relation to any Interest Reference Period, the annual percentage rate of interest (as certified by The Royal Bank of Scotland plc whose certificate shall in the absence of manifest error be conclusive and binding) at which deposits in Pounds for the period in question in amounts comparable with the sum in respect of which such interest rate falls to be determined were offered by The Royal Bank of Scotland plc to prime banks in the London Interbank Market at or about
                                       11.00 a.m. on the first day of such
                                       period or, if such day is not a Banking
                                       Day then on the immediately preceding
                                       day which is a Banking Day;

       "Notional Capital
          Outstanding"                 means the amount of the Owner's
                                       investment in the Charterparty from time to time;

       "Owner's Group"                 means all those companies which at any
                                       particular time constitute a group of
                                       companies for the purposes of the
                                       provisions relating to group relief
                                       contained in Chapter IV Part X ICTA and
                                       of which the Owner is a member;

       "Owner's Return"                means the Owner's after-tax profit take
                                       out rate of return;

       "Pre-Primary
          Applicable Rate"             means in relation to any Pre-Primary
                                       Interest Reference Period where the
                                       Pre-Primary Applicable Rate is being
                                       applied to a negative balance of
                                       Notional Capital Outstanding, the
                                       greater of (i) Pre-Primary LIBOR for
                                       that period and (ii) 7 per cent per
                                       annum, in either case, plus the Reserve
                                       Asset Rate for that period;

       "Pre-Primary Interest
          Payment Date"                means each of 31st December 1990 and
                                       31st March 1991;


       "Pre-Primary Interest
          Reference Period"            means each of the following successive
                                       periods:

                                   (i)       the period commencing on the
                                             "Delivery Date" (which, for the
                                             purposes of this and the two next
                                             following definitions means
                                             "Delivery Date" as defined for the
                                             purpose of the Simon Charterparty)
                                             and ending on 31st December 1990;

                                   (ii)      the period commencing on the
                                             expiry of the period referred to
                                             in (i) above and ending on the
                                             date three (3) months thereafter;

       "Pre-Primary LIBOR"         means, in relation to any Pre-Primary
                                   Interest Reference Period, the annual
                                   percentage rate of interest (as certified by The Royal Bank of Scotland plc whose certificate shall in the absence of manifest error be conclusive and binding) at which deposits in Pounds for a period of one month in amounts comparable with the sum in respect of which such interest rate falls to be determined were offered by The Royal Bank of Scotland plc to prime banks in the London
                                   Interbank Market at or about 11.00 a.m. on the first day of such period or, if such day is not a Banking Day then on the immediately preceding day which is a Banking Day;

       "Pre-Primary Period"        means the period commencing on the "Delivery
                                   Date" and ending on the last day of the last
                                   Pre-Primary Interest Reference Period;

       "Primary Period
          Charterhire"             means the charterhire calculated and payable
                                   in accordance with paragraph 2 of this
                                   Schedule 3 and, where applicable, as
                                   adjusted in accordance with paragraph 4 of this Schedule 3;

       "Reference Rate"            means thirteen (13) per cent per annum;

       "Reserve Asset Rate"      means for any period the annual percentage
                                 rate of interest derived from the following formula:

                                 CL+D(L-X)+(M-D)(L-T)+S(L-Z)% per annum

                                             100-(C+S+M)

                                 Where

                                 C =   The amount required to be held on
                                       non-operational non-interest bearing
                                       deposit account with the Bank of England pursuant to the Cash Ratio deposit requirement of the Bank of England, expressed as a percentage of The Royal Bank of Scotland plc's Eligible Liabilities (the "Cash Ratio Deposit")

                                 L =   LIBOR

                                 D =   The amount required to be held on
                                       secured Loans to members of the London
                                       Discount Market Association and/or on
                                       secured call Loans with those money
                                       brokers and gilt-edged primary market
                                       makers recognised for this purpose by
                                       the Bank of England, expressed as the
                                       normal average percentage of The Royal
                                       Bank of Scotland plc's Eligible
                                       Liabilities to be so maintained
                                       ("Discount House Deposits")

                                 X = The rate of interest per annum at which Sterling deposits can be places on secured Loan with a member of the London Discount Market Association at or about
                                       11.00 on the relevant day for a period,
                                       comparable to the relevant Interest
                                       Reference Period or for three months,
                                       whichever is the shorter. ("Discount
                                       House Deposit Rate")

                                 M =   The amount required by the Bank of
                                       England to be maintained in specific
                                       liquid assets, expressed as the normal
                                       average percentage of The Royal Bank of
                                       Scotland plc's Eligible Liabilities to
                                       be so maintained ("Mandatory Liquid
                                       Assets")

                                 T =   The yield on Treasury Bills having a
                                       period remaining to maturity comparable
                                       to the relevant Interest Reference
                                       Period, or for 91 days, whichever is
                                       shorter. If for 91 days the yield shall be calculated by reference to the average discount rate for Treasury Bills at the tender as published by the Bank of England weekly, usually on Friday; if for any lesser period the yield shall be calculated by reference to the discount rate quoted for the sale of Treasury Bills having that period remaining to maturity by a member of the London Discount Market Association at or about
                                       11.00 a.m. on the relevant day
                                       ("Treasury Bill Yield")

                                 S =   The amount required to be placed as
                                       Special Deposits with the Bank of
                                       England, expressed as a percentage of
                                       The Royal Bank of Scotland plc's
                                       Eligible Liabilities ("Special
                                       Deposits")

                                 Z = The rate of interest, per annum, allowed by the Bank of England, from time to time, on Special Deposits ("Interest on Special Deposits")

                                       In making any calculation under this
                                       formula:

                                             any negative factor shall be given
                                             the value zero; and

                                             each calculation shall be rounded
                                             up to the next one-sixteenth per
                                             cent.

                                       Provided that if such formula ceases in
                                       the reasonable opinion of The Royal Bank of Scotland plc to be a realistic and accurate basis for calculating the cost of The Royal Bank of Scotland plc complying with any reserve assets, interest free, special deposit or other requirements of a similar nature imposed on it by any competent authority (including, without limitation, the Bank of England) with similar intent (whether or not such requirements have the force of law) or if such a cost is imposed directly on the Owner then the Owner shall be entitled to modify, expand or replace such formula to the extent that the Owner in its discretion and acting in good faith considers necessary to make it a realistic basis for recovery of any reserve asset costs arising in connection with the funding of the transactions contemplated by this Charterparty provided that any modification, expansion or replacement shall be of similar effect to other formulae having a like purpose being or to be applied by clearing banks or (where such cost is imposed directly on the Owner) of undertakings comparable to the Owner in the United Kingdom;

       "Secondary Period
           Charterhire"                means the charterhire calculated and
                                       payable in accordance with paragraph 6
                                       of this Schedule 3;

       "Variable Assumption"           means each of the Assumptions set out in
                                       paragraphs 3(i) - (xx) (inclusive) of
                                       this Schedule 3;

1.2 For the purposes of this Schedule 3, references to the Ship shall exclude references to the Goods.

2      Primary Period Charterhire

       2.1.1 During the Primary Period the Charterhire payable on each Charterhire Payment Date shall be L.14.768 per L.1000 of Original Cost.

       2.1.2 The Charterhire equates to a monthly rental of L.172,434 based on a capital cost of L.11,699,962.05.

2.2 Charterhire in respect of the Primary Period shall be payable in monthly installments in arrears on the first day of each month up to (and including) 1st April 2001.

2.3 Each Primary Period Charterhire shall be subject to adjustment in the manner specified in paragraph 4 of this Schedule 3.

3      Assumptions in relation to Primary Period

       The Primary Period Charterhire has been calculated on the following
       Assumptions:

       (i) that the Original Cost would be incurred in seven installments in the following amounts on the following dates:


              Date                                Amount per L.1,000
                                                  of Original Cost
              20.12.90                                 470.09
              31.12.90                                 109.63
              25.02.91                                  65.17
              28.03.91                                 355.11

              and;

       (ii)   that the Primary Period would commence on 31st March 1991; and

       (iii) that in accordance with the provisions of Chapter I Part II CAA writing down allowances of 25 per cent per annum on a reducing balance basis in respect of Original Cost will be available to the Owner such writing down allowances to commence in respect of all installments of Original Cost in the Accounting Period of the Owner ending 31st March 1991 and to continue in each subsequent Accounting Period of the Owner until the Accounting Period of the Owner in which the Primary Period expires by effluxion of time, that the writing down allowances so available will not be withdrawn, either wholly or in part, and that there will be no delay in the agreement of the Owner's claim for such allowances; and

       (iv) that the Ship will be sold in the Accounting Period of the Owner in which the Primary Period expires by effluxion of time and that the amount which the Owner is required to bring into account as disposal value on such sale in accordance with section 24 (6) CAA will be the balance of the Original Cost on which writing down allowances are assumed to be available for that Accounting Period by assumption (iii) above; and

       (v) that any interest paid or assumed to be paid in respect of funds borrowed or assumed to be borrowed by the Owner for the purpose of this transaction is or would had it actually been paid have been allowed as a trading expense or as a charge on income in the Accounting Period of the Owner to which such interest relates or is paid (or assumed to be paid); and

       (vi) that in the "requisite period" (as that expression is defined in section 40 CAA) the Ship will not be used for a purpose which results in section 42 CAA applying; and

       (vii)  that, in relation to Original Cost, no charge will arise under section 46 CAA in respect of any excess relief (as therein defined) or under section 42 CAA as the same may be amended, extended, substituted or replaced from time to time; and

       (viii) that any losses for taxation purposes arising to the Owner in connection with the transactions contemplated by this Charterparty (including losses arising as a result of the availability of the said allowances) will be available for offset against other profits of the Owner pursuant to section 393(2) ICTA or for surrender by way of group relief in accordance with the provisions of sections 402 to 413 ICTA (as amended, and in force, as at the date hereof) and that there will be no change in the law or practice in relation to group relief which would affect or in any way restrict the Owner's ability to surrender such losses to any company in the Owner's Group or the ability of any company in the Owner's Group to whom such losses are surrendered to claim or enjoy the benefit of such surrender; and

       (ix) that the Corporation Tax Applicable Rate applicable to Accounting Periods of the Owner commencing on or after 1st April 1990 and ending with the Accounting Period of the Owner in which the Final Date falls will be 35 per cent; and

       (x) that the Owner will not be required to bring into account as disposal value (within the meaning of and in accordance with the provisions of section 24 CAA) in respect of the Original Cost an amount greater than the Net Sale Proceeds and/or insurance proceeds in respect of the Ship actually received by the Owner; and

      (xi) that no change occurs in the nature, method or application of any relevant United Kingdom taxation by reason of any enactment, provision, practice or ruling of or by any authority, whether legislative, judicial, administrative or revenue, after the date of this Charterparty; and

      (xii) that the provisions of section 10 ICTA will not be amended after the date hereof so as to result in the Owner first becoming liable to pay any Corporation Tax on profits for any Accounting Period on a date other than the date which is nine months and one day after the end of that Accounting Period; and

      (xiii) that the Owner will not be required by law or accounting practice to draw up its accounts for any period other than 12 months and/or as at any date other than 31st March in any year; and

      (xiv) that the only amounts which the Owner will be required to bring into account as income in calculating its profits by reference to the chartering of the Ship will be the charterhire in Pounds payable pursuant to paragraph 2 of Schedule 3 to the Simon Charterparty; and

      (xv) that all installments of charterhire to be received by the Owner under the Simon Charterparty will be fully taxable on their full amount in the Accounting Period of the Owner in which they fall due to be paid; and

      (xvi) that the Pre-Primary Applicable Rate will be equal to the Reference Rate; and

      (xvii)  that the Owner would incur professional fees and disbursements of
              L.2 per L.1000 of Original Cost (exclusive of Value Added Tax) in respect of the transactions contemplated by the Simon Charterparty excluding the funding arrangements; and

      (xviii) that the fees incurred by the Owner referred to in paragraph
              (xvii) above would be deductible as a trading expense in the Accounting Period of the Owner in which such fees are (or were) payable; and

      (xix)   that the interest assumed to be received and paid in Assumptions
              (xxii) and (xxiv) will be treated as accruing on a daily basis for the purpose of Corporation Tax and will be accrued on positive or negative balances of Notional Capital Outstanding (as the case may be) until the Final Date; and

      (xx)    (1)    that all losses arising in an Accounting Period of the
                     Owner as referred to in assumption (viii) will be surrendered to members of the Owner's Group;

              (2) that the Owner will receive payments for group relief on the date assumed to be the date for payment of Corporation Tax by the Owner in assumption (xii), that no refund of such payments shall be made by the Owner and that, in accordance with section 402(6) ICTA, such payments will not be taken into account (either as a receipt or a deduction) for Corporation Tax purposes; and

      (xxi) that the Inland Revenue will not treat the respective disposal values of the Ship (excluding the Goods) and the Goods as being any amount different from that assumed by the Owner; and

      (xxii) that on the Interest Payment Date in respect of each Interest Reference Period during which the Notional Capital Outstanding is


              (i) a negative figure the Owner will pay interest calculated on a daily basis using a 365 day year on the daily balances of Notional Capital Outstanding during such Interest Reference Period at the Reference Rate; or

              (ii) a positive figure the Owner will receive interest calculated on a daily basis using a 365 day year on the daily balances of Notional Capital Outstanding during such Interest Reference Period at a rate of 7 per cent per annum; and

      (xxiii) the acquisition of the Ship by the Owner, its conversion pursuant to the Conversion and Supply Agreement, the chartering of the Ship under the Simon Charterparty, the sale of the Ship by the Owner under the Simon Charterparty and the funding of the transactions in relation thereto are the only transactions carried out by the Owner and the Owner shall be regarded as having no assets in respect of which capital allowances are available other than the Ship provided that nothing in this paragraph shall deem a balancing allowance to be received by the Owner at any time; and

      (xxiv) that on each Pre-Primary Interest Payment Date in respect of each Pre-Primary Interest Reference Period during which Notional Capital Outstanding is a negative figure, the Owner will pay interest at the Pre-Primary Applicable Rate calculated on a daily basis using a 365 day year on the daily balances of Notional Capital Outstanding during each Pre-Primary Interest Reference Period and that such interest is compounded on 31st December 1990 and 31st March 1991; and

      (xxv)   that no fees would be payable to London Financial Group Limited;
              and

      (xxvi) that the interest referred to in assumptions (xxii) and (xxiv) will be payable to a person carrying on a bona fide banking business in the UK.

4     Adjustments to Primary Period Charterhire

4.1   Change in Assumptions

       On or as soon as reasonably practicable after any date on which the Owner becomes aware or is notified by Simon or the Charterer that there has been a change in any of the Variable Assumptions on the basis of which the Primary Period Charterhire has been calculated and the effect of such change would require the Primary Period Charterhire to be adjusted if the Owner's Return is neither to be increased or decreased, the Owner shall notify Simon who shall notify the Charterer of the amount by which the Primary Period Charterhire is required to be adjusted upwards or downwards. Any such adjustment shall:

       (a) subject to sub-paragraphs (b) and (c) below, be calculated on the same basis as the Primary Period Charterhire was calculated and by reference to the Assumptions in order to ensure that the Owner's Return is neither increased nor decreased; and

       (b) take into account any changes in any of the Variable Assumptions which have occurred (and are known to the Owner) between the date of this Charterparty and the date of notification of such adjustment; and

       (c) be such as to ensure that, subject to the payment by the Charterer of the adjusted Primary Period Charterhire on each subsequent Charterhire Payment Date and on the basis that each installment of the adjusted Charterhire shall bear to each other such installment the same ratio as each installment of the Primary Period Charterhire has to each other Primary Period Charterhire installment, the Notional Capital Outstanding on the Final Date will be zero or as near thereto as may be.

4.2    Adjusted Primary Period Charterhire

       As from the date any notification of adjusted Primary Period Charterhire is to take effect in accordance with this Charterparty the amount of Charterhire to be paid on each Charterhire Payment Date during the Primary Period shall be the adjusted Primary Period Charterhire so notified.

4.3    Change in Assumptions after the Primary Period

       If the Owner shall become aware or is notified by Simon or the Charterer that there has been a change in any of the Variable Assumptions on the basis of which any Primary Period Charterhire has been calculated at a time when no Primary Period Charterhire remains to be paid the Owner shall as soon as reasonably practicable determine a single amount calculated on the basis of the Assumptions but taking into account any changes in any of the Variable Assumptions which have occurred and are known to the Owner between the date of the Simon Charterparty and the date of such calculation which shall be either payable by Simon to the Owner by way of additional Charterhire or by the Owner to Simon by way of rebate of Charterhire and which amount shall be calculated so that the Owner's Return is neither increased nor decreased. No account shall be taken of a change in a Variable Assumption occurring more than six years after the last day of the Accounting Period in which the final installment of Primary Period Charterhire falls to be paid.

4.4    Correcting adjustments

       If a Variable Assumption which has been regarded as incorrect subsequently proves to have been correct or to be incorrect in a different manner or with a different effect from that which such Assumption was originally regarded as incorrect, then, such further adjustments shall be made under paragraph 4 as may be required to ensure that the Owner's Return is the same as it would have been had the relevant Assumption (and all such other Assumptions) proved to be correct at all times (but fully taking into account the amount of any previous adjustments).

4.5    Exclusion of Adjustments

       No adjustment of charterhire shall be made under Paragraph 4 if and to the extent that any of the Variable assumptions shall prove to be incorrect solely as a result of:

   (i) otherwise than as a result of Assumption (xi) proving to be incorrect, the Owner not being or ceasing to be resident in the UK for the purpose of Corporation Tax or not being or ceasing to be within the charge to Corporation Tax in respect of the Ship;

  (ii) otherwise than as a result of Assumption (xi) proving to be incorrect or a default by Simon under the Simon Charterparty or by the Charterer, the Owner (or any member of the Owner's Group to which it might surrender or purport or wish to surrender group relief) not having a sufficiency of profits, or gains or income, in any Accounting Period or part thereof;

 (iii) otherwise than as a result of Assumption (xi) proving to be incorrect, the Owner (or member of the Owner's Group as aforesaid) voluntarily causing any or permitting any of its Accounting Periods to be other than twelve months ending on a date other than on 31st March in each year;

  (iv) the Owner failing duly to claim in the appropriate amount and in the correct manner or disclaiming any capital allowance to which it is properly entitled (or to which but for any of the facts or circumstances referred to in this paragraph 4.5 it would be properly entitled) in respect of the Ship;

   (v) the Owner disposing of the Ship (or any interest therein) otherwise than in accordance with or as contemplated by the Simon Charterparty;

  (vi)        the Owner materially failing to meet its obligations under clause
              2.5 and/or clause 3.4 of the Conversion and Supply Agreement;

4.6    Notification and Disputes

       (a) Simon shall endeavor to procure that the Owner shall certify in writing the amount of any calculation or adjustment under
              Schedule 3 or Schedule 4 or the determination of any rate of interest or other amount payable together with reasonably sufficient detail to substantiate such calculation, adjustment or determination and in the event of there being a dispute as to the amount of such calculation, adjustment or determination, then without prejudice to the obligation of the Charterer to pay amounts as certified pending resolution of such dispute, the same shall immediately be referred to the auditors for the time being of the Owner ("the Accountants") (acting as experts and not as arbitrators) whose decision shall, in the absence of manifest error, be final and binding on the parties.

       (b) Simon shall endeavor to procure that the Owner shall supply to the Accountants a copy of the example cash flow on which the Owner has based the calculation of Primary Period Charterhire and the Owner shall provide the Accountants with any revised cash flow on the basis of which the Owner calculates an adjustment to the charterhire payable hereunder.

       (c) Where the decision of the Accountants results in an adjustment to any calculation certified as aforesaid by the Owner, such payment shall be made between the parties as the Accountants (acting as experts and not as arbitrators) shall certify as appropriate to give effect to such adjustment (after taking into account any financial or cash flow advantage or disadvantage to either of the parties resulting from the making of such adjustments and payments). The costs of and in connection with such reference to the Accountants shall unless otherwise agreed, be payable by the Charterer unless the Accountants' decision shall reveal that the Owner's calculation of such adjustment or determination was significantly inaccurate, having regard to the size of the transaction of which the Simon Charterparty forms part and the result thereof would have been adverse to Simon and the Charterer.

       (d) Simon shall notify the Charterer of any notification received by it from the Owner of any communication ("Claim") it receives from the Inland Revenue indicating that any matter relating to or affecting the correctness of any of the Variable Assumptions and/or Variable Termination Assumptions is being disputed by the Inland Revenue and as a result there is or it appears that there is likely to be an upward adjustment of charterhire under the Agreement or upward adjustment in the Termination Sum.

       (e) Following such notification and provided that Simon continues to receive from the Charterer all amounts of Charterhire and all other sums payable under this Charterparty Simon shall endeavor to procure discussions with the Owner concerning the Claim with Simon and the Charterer and Simon shall (subject to the prior written consent of the Owner having been obtained) provide the Charterer such relevant extracts of the correspondence with the Inland Revenue concerning such Claim as it receives from the Owner. It is, for the avoidance of doubt, accepted and agreed by the Charterer that the Owner shall not be required to provide any information or correspondence which is in the opinion of the Owner confidential or of a sensitive nature having regard to the business of the Owner or of the Owner's Group. Such discussions (if any) shall take place with a view to agreeing the form and content of the Owner's response to such Claim.

       (f) If the subject matter of the Claim is not resolved by negotiation with the Inland Revenue Simon will at the request of the Charterer require the Owner to obtain (at the expense of the Charterer) the opinion of leading tax counsel ("Counsel") concerning the merits of the subject matter of the claim. The Owner and Simon, after consultation with the Charterer, will instruct such Counsel as the Owner and Simon may mutually agree provided that if the parties shall not reach such agreement the Owner shall instruct the Counsel of its choice. The Owner's legal advisers will prepare Instructions to Counsel. Simon, after consultation with the Charterer, may make representations as to the contents of such Instructions but the Owner shall not be obliged to reflect those representations in the Instructions submitted to Counsel. Simon, after consultation with the Charterer and its professional advisers, may attend any conference with Counsel save that Simon and its professional advisers shall withdraw from such conference at the request of the Owner when in the opinion of the Owner matters which in the Owner's opinion are confidential or of a sensitive nature having regard to the business of the Owner or the Owner's Group may be discussed during such conference.

       (g) The Owner shall have the sole right to decide whether to pursue any appeal to the Special or General Commissioners (as the case may be) or beyond. The Owner and Simon, after consultation with the Charterer, agree to consult in such circumstances with a view to agreeing whether or not any application for postponement of payment of tax should be made.

       (h) Simon has agreed, but as between Simon and the Charterer, for the account of the Charterer to keep the Owner indemnified against any costs, expenses or charges (including, without limitation, interest or penalties in respect of Taxes) arising to or incurred by the Owner in respect of any action taken by the Owner under the provisions of sub-paragraph 4.6(d) to (g) or their equivalent in the Simon Charterparty (inclusive) and it shall be a condition precedent to the Owner's obligations under those sub-paragraphs that Simon (but only if properly indemnified and secured to Simon's satisfaction by the Charterer) shall provide or procure security to the reasonable satisfaction of the Owner in respect of its obligations under this paragraph 4.6(h).

4.7    Limitation

       In the event of any assignment or transfer of the Simon Charterparty by the Owner pursuant to Clause 28 other than to a member of the Owner's Group the Charterer shall have or incur (at that or at any subsequent time) no greater liability to pay any charterhire, additional charterhire, Termination Sum or other moneys under the Charterparty or have or enjoy (at that or any subsequent time) any lesser entitlement to a reduction, refund, repayment or rebate of any charterhire, additional charterhire, Termination Sum or any other moneys than it would have had if no such sale or disposal had been made and had Royal Bank of Scotland (Industrial Leasing) Limited continued to be the Owner at all material times.

5.  Adjustment to Charterhire for chances in Interest Rates

5.1 The Primary Period Charterhire has been calculated on the assumption that the Applicable Rate for each Interest Reference Period will be 13 per cent per annum. Where for any Interest Reference Period the Applicable Rate shall be more or less than 13 per cent per annum then on the relevant Interest Payment Date the Charterer shall pay to Simon by way of additional charterhire or Simon shall pay to the Charterer (provided Simon shall have received such amount from the Owner pursuant to the Simon Charterparty) by way of rebate of Charterhire the amount calculated by multiplying for each 1 per cent increase or decrease in the Applicable Rate above or below 13 per cent (with adjustments for variation other than an integral multiple of 1 per cent being made pro rata to two decimal places) the Original Cost by the amount listed opposite the relevant Interest Reference Period in Column 3 of the Table annexed to this Schedule 3 and dividing the result by 1,000.

5.2 The amounts specified in Column 3 of the Table annexed to this Schedule 3 are calculated by the Owner on the basis of the Assumptions. In the event that any of the Variable Assumptions proves to be incorrect then the Owner will provide Simon, who will provide it to the Charterer, with a revised Table prepared on the same basis as the Table annexed to this
       Schedule 3 except in so far as is necessary to reflect the change in any Variable Assumptions which have proved to be incorrect. Thereupon this paragraph shall continue to apply in respect of such revised Table mutatis mutandis and so on.

5.3    The Primary Period Charterhire payable under paragraph 2 of this
       Schedule 3 (including any adjustments thereto which may be required pursuant to the terms of this Schedule) may be replaced by agreement between the Owner and Simon, after consultation with the Charterer, by Primary Period Charterhire calculated on the same basis but adjusted to reflect the availability of fixed-rate funding to be obtained by the Owner in place of variable rate fuming obtained or assumed to be obtained by the Owner for the purposes of the transactions contemplated by this Charterparty. In such event the Owner and Simon shall enter into a memorandum specifying the terms on which the Primary Period Charterhire shall be adjusted and the Table annexed to this Schedule 3 (or replacement Table) shall be revised accordingly to take account of such fixed rate funding on the basis that the Owner's Return shall

                                   SCHEDULE 4
                                Termination Sum

1.1    In addition to the definitions comprised in Clause 1 and paragraph 1 of
       Schedule 3 to this Charterparty the following expressions shall have the following meanings:

       "Table"                     means the table annexed to this Schedule 4;

       "Revised Table"             means any revised Table produced pursuant to
                                   paragraph 3 of this Schedule 4;

       "Settlement Date"           means each of the dates set out in Column 1
                                   of the Table or any Revised Table

       "Variable Termination       means the assumptions set out in
       Assumptions"                paragraph 3.2 of this Schedule 4.

1.2 For the purposes of this Schedule 4, references to the Ship shall exclude references to the Goods.

2 The Termination Sum on any relevant date shall be the sum calculated according to the following formula:

                     A X B
                     -----
                     1000

       where:

       (i)    A =    Original Cost of the Ship; and
       (ii)   B =    the amount listed in Column 2 of the Table or any Revised
                     Table opposite, where the relevant date is not a Settlement Date, the next following Settlement Date or where the relevant date is a Settlement Date, that Settlement Date.

3.1 The amounts specified in Column 2 of the Table are calculated on the basis of the Assumptions and the Variable Termination Assumptions.

3.2    The Variable Termination Assumptions are:

       (a) that for the purposes of section 24 CAA the amount of the Net Sale Proceeds (in the case of a sale of the Ship) and/or any moneys actually received by the Owner in respect of a Total Loss will be equal to the qualifying expenditure in respect of the Original Cost at the commencement of the Accounting Period of the Owner in which the Termination Sum is payable;

       (b) that for the purposes of section 24 CAA the Ship will be sold or a Total Loss will occur and Net Sales Proceeds or, as the case may be, insurance proceeds will be received by the Owner in the same Accounting Period as that in which the Termination Sum is payable;

       (c) that the refund of charterhire or payment of sales agency commission in respect of Net Proceeds of Sale and/or moneys received by the Owner in respect of a Total Loss due in accordance with Clauses 3.5, 21.5 and 25.2 of the Simon
              Charterparty:

              (i) will occur in the Accounting Period of the Owner in which the Termination Sum is payable;

              (ii) that any refund of charterhire will be wholly deductible for Corporation Tax purposes as a trading expense in the Accounting Period of the Owner in which the Termination Sum is payable;

              (iii) that any payment of sales agency commission (excluding recoverable Value Added Tax) will be deductible from and in computing the amount to be brought into account as disposal value under section 24 CAA in the Accounting Period of the Owner in which such disposal value falls to be brought into account;

              (iv) that the Owner will be able effectively to deduct the trading expense referred to in paragraph 3.2(c)(ii) above in computing its Corporation tax liability in respect of the Net Proceeds of Sale and/or any moneys received by the Owner in respect of a Total Loss; and

       (d) that all and no more or no less of the Net Proceeds of Sale (less any sales agency commission) and/or any moneys received by the Owner in respect of Total Loss in excess of Original Cost shall be treated as a Chargeable gain for United Kingdom Corporation Tax purposes in the Accounting Period of the Owner in which the Termination Sum falls due and that the rate of Corporation Tax in respect of chargeable gains is the same as the rate assumed in paragraph 3.1(ix) of Schedule 3;

3.3 On or as soon as reasonably practicable after any date on which the Owner becomes aware that any of the Variable Assumptions or any of the Variable Termination Assumptions has become or will become incorrect (which shall be referred to in this Schedule 4 as a change in a Variable Assumption or Variable Termination Assumption) then the Owner will provide Simon who will provide it to the Charterer with a Revised Table (but only if such Revised Table would differ from the existing Table) prepared on the same basis as the Table except that the preparation of such Revised Table shall take account of the change in any Variable Assumption or Variable Termination Assumption and except that such Revised Table shall take account of the Termination Sum due and payable on the Termination Date where the Revised Table is produced after such date and which Revised Table shall be calculated so that the Owner's Return shall be neither increased nor decreased. Insofar as a Change in Variable Termination Assumption 3.2(d) is concerned no account shall be taken in preparing any Revised Table of
       (a) any rollover or holdover of gains to another asset or (b) of any allowable losses arising to the Owner from the disposal of assets other than losses arising to the Owner from the disposal of assets other than the Ship or (c) of relief for any losses for the purpose of capital gains tax or Corporation Tax on chargeable gains arising from the disposal of the Ship. Any Revised Table shall be deemed to take effect from the date when the change in any such Variable Assumption or Variable Termination Assumption occurs.

3.4 Following production by the Owner to Simon who will produce it to the Charterer of a Revised Table pursuant to paragraph 3.3 of Schedule 4 to the Simon Charterparty at a time after the Termination Sum has been paid or the obligation to pay the Termination Sum has been discharged the Owner shall recalculate the amount of the Termination Sum using such Revised Table with effect from the date on which the Termination Sum was first calculated and shall notify Simon who will notify the Charterer of the amount thereof and of the amount of difference between the Termination Sum as so calculated and as immediately previously calculated. Within 30 days of such notification the Charterer shall pay to the Owner by way of additional charterhire the amount of the difference so notified where that amount is a positive figure or the Owner shall pay to Simon who will remit the Charterer by way of rebate of charterhire the amount of the difference so notified where the amount is a negative figure.

3.5 As from the date any Revised Table is to take effect in accordance with this Charterparty the same shall be deemed to be incorporated herein in substitution for the Table or any previous Revised Table and payments to be made hereunder shall be determined by reference thereto.

3.6 No Revised Table may be produced pursuant to paragraph 3.3 above if the date on which the Owner became aware that there has been any change in a Variable Assumption or Variable Termination Assumption falls seven years after the date which is nine months and one day after the last day of the Accounting Period of the Owner in which the Termination Sum initially fell due to be paid.

4. Paragraphs 4.4 to 4.7 of Schedule 3 to this Charterparty shall apply with all necessary and/or appropriate adaptations to this Schedule in relation to Variable Termination Assumptions, revisions to the Table and adjustments to or repayments of Termination Sums (and other matters contemplated hereby) as it applies to that Schedule in relation to Variable Assumptions or adjustments of charterhire (and other matters contemplated thereby).

                               Table to Schedule

Termination          Termination                  Termination        Termination
-----------          -----------                  -----------        -----------
Date                 Amount                       Date               Amount
----                 ------                       ----               ------
1 May 1991           1053.68                      1 January 1995       829.35
1 June 1991          1051.50                      1 February 1995      823.29
1 July 1991          1048.89                      1 March 1995         816.30
1 August 1991        1046.59                      1 April 1995         797.80
1 September 1991     1044.34                      1 May 1995           791.13
1 October 1991       1037.63                      1 June 1995          784.63
1 November 1991      1035.10                      1 July 1995          777.80
1 December 1991      1032.28                      1 August 1995        771.13
1 January 1992       1029.83                      1 September 1995     764.37
1 February 1992      1026.73                      1 October 1995       757.28
1 March 1992         1022.83                      1 November 1995      750.34
1 April 1992         1009.96                      1 December 1995      743.07
1 May 1992           1006.28                      1 January 1996       735.95
1 June 1992          1002.92                      1 February 1996      728.77
1 July 1992           999.15                      1 March 1996         721.00
1 August 1992         995.70                      1 April 1996         702.17
1 September 1992      992.20                      1 May 1996           694.38
1 October 1992        988.30                      1 June 1996          686.73
1 November 1992       984.71                      1 July 1996          678.75
1 December 1992       980.71                      1 August 1996        ------
1 January 1993        977.02                      1 September 1996     662.94
1 February 1993       972.96                      1 October 1996       654.67
1 March 1993          967.82                      1 November 1996      646.50
1 April 1993          952.12                      1 December 1996      638.02
1 May 1993            947.46                      1 January 1997       629.65
1 June 1993           943.09                      1 February 1997      621.25
1 July 1993           938.32                      1 March 1997         612.14
1 August 1993         933.82                      1 April 1997         593.45
1 September 1993      929.26                      1 May 1997           584.46
1 October 1993        924.31                      1 June 1997          575.55
1 November 1993       919.63                      1 July 1997          566.34
1 December 1993       914.56                      1 August 1997        557.20
1 January 1994        909.75                      1 September 1997     547.94
1 February 1994       904.72                      1 October 1997       538.39
1 March 1994          898.68                      1 November 1997      528.89
1 April 1994          881.20                      1 December 1997      519.11
1 May 1994            875.56                      1 January 1998       509.37
1 June 1994           870.16                      1 February 1998      499.65
1 July 1994           864.38                      1 March 1998         489.33

Termination          Termination                  Termination        Termination
-----------          -----------                  -----------        -----------
Date                 Amount                       Date               Amount
----                 ------                       ----               ------
1 August 1994         858.83                      1 April 1998         471.22
1 September 1994      853.20                      1 May 1988           460.91
1 October 1994        847.21                      1 June 1998          450.63
1 November 1994       841.43                      1 July 1998          440.08
1 December 1994       835.29                      1 August 1998        429.54
1 September 1998      418.86                      1 January 2000       224.15
1 October 1998        407.93                      1 February 2000      211.39
1 November 1998       396.98                      1 March 2000         198.29
1 December 1998       385.77                      1 April 2000         182.39
1 January 1999        374.55                      1 May 2000           169.08
1 February 1999       363.38                      1 June 2000          155.66
1 March 1999          351.74                      1 July 2000          142.06
1 April 1999          334.57                      1 August 2000        128.28
1 May 1999            322.83                      1 September 2000     114.35
1 June 1999           311.05                      1 October 2000       100.24
1 July 1999           299.04                      1 November 2000       85.97
1 August 1999         286.96                      1 December 2000       71.61
1 September 1999      274.73                      1 January 2001        57.18
1 October 1999        262.28                      1 February 2001       42.66
1 November 1999       249.75                      1 March 2001          28.04
1 December 1999       236.99                      1 April 2001          14.43

Where a Termination Sum falls due on a rental payment date the rental payable on such a date is included in the Termination Sum quoted.

                                   SCHEDULE 5

                         Forms of Loss Payable Clauses

(A)    Hull and Machinery (Marine and War Risks)

       By a Charterparty by way of Demise made the          day of December,
       1990, Royal Rank of Scotland (Industrial Leasing) Limited (the "Owner") has demise chartered m.v. "Seaway Labrador" (the "Ship") to Simon-Horizon Limited ("Simon") and Simon has pursuant to a first priority assignment contained in such Charterparty assigned to the Owner all of Simon's right, title and interest in all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of Simon or the Owner; Simon has by a Charterparty by way of
       sub-demise dated [          1994] chartered the Ship to Horizon
       Exploration Limited (the "Charterer") and the Charterer has pursuant to a first priority assignment (the "Horizon Assignment") contained in such Charterparty assigned to Simon all of the right, title and interest of the Charterer in any and all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Charterer and Simon and the Owner in respect of the Ship Simon has
       pursuant to a further assignment dated [          1994] assigned to the
       Owner all of the rights, title and interest so assigned to Simon pursuant to the Horizon Assignment.

       All recoveries under this policy shall be applied as follows:

       - all claims hereunder shall be paid in full to the Owner or to its order;

(B)    Protection and Indemnity Risks

       Payment of any recovery which Royal Bank of Scotland (Industrial Leasing) Limited of 42 St. Andrew Square, Edinburgh EH2 2YE (the "Owner") or Simon-Horizon Limited of Horizon House, Azalea Drive, Swanley, Kent BR8 8JR ("Simon") or Horizon Exploration Limited (the "Charterer") is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner or Simon or the Charterer, shall be paid to the person to whom the liability (or alleged liability) covered by the entry was incurred or if the liability (or alleged liability) to such person has previously been discharged by the Owner or Simon or the Charterer, such moneys shall be paid to the Owner or its order or, as the case may be, to Simon or the Charterer or to their respective order in reimbursement of the moneys so expended by them in satisfaction of such liability or alleged liability, unless and until the Association receives notice to the contrary from the Owner; provided that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the later obligation until the expiry of two clear business days from the receipt of such notice.

                                   SCHEDULE 6

Notwithstanding the other terms of this Charterparty by way of Sub-Demise Simon and the Charterer agree that:

1.     (a)    Simon shall continue to be responsible for payments to the Owner currently provided for in respect of the Simon Charterparty without variation or alteration thereof and the Charterer's obligation to pay charterhire under this Charterparty shall not (except in case of default by the Charterer in respect of any of its obligations hereunder) commence until such time as the aggregate amount of such payments by Simon to the Owner after 30th June 1994 shall exceed, in aggregate, L.2,336,000;

       (b) Simon shall notify the Charterer in writing of the payment or payments to be made by Simon which will cause such aggregate figure to be exceeded and Simon shall direct the Charterer to pay direct to the Owner the balance of such payment or payments and the Charterer shall make such payments on the due date or dates therefor; and

       (c) the Charterer shall thereafter make payments in full under this Charterparty strictly in accordance with the terms hereof.

2.     (a)    If, in relation to any period prior to 30th June 1994, there shall be any increase or decrease in rental payable by Simon by way of adjustment of rental pursuant to paragraph 4 of Schedule 3 to the Simon Charterparty or any amount shall be payable or received by Simon pursuant to paragraph 4 of such Schedule 3, such increase or decrease in rental or amount payable shall be for the exclusive account or benefit of Simon whenever such adjustment shall become effective or such payment be made;

       (b) If any such adjustment or payment as aforesaid shall relate to any period after 30th June 1994, such increase or decrease in rental or such amount payable shall be for the exclusive account or benefit of the Charterer.

       Provided always that the obligation of Simon to pay such aggregate L.2,336,000 sum referred to in paragraph 1 above in respect of charterhire payable after 30th June 1994 shall be to pay such aggregate sum net of all such adjustments of rental and such amounts as may be payable in relation to the period after 30th June 1994.

SIGNED by                          )
for and on behalf of               )
SIMON-HORIZON LIMITED              )
in the presence of:                )

/s/ Andrew R. Murray
Andrew R. Murray
Solicitor
14 Diminion St.
ECZ



SIGNED by                          )
for and on behalf of               )       /s/ J.M. Harrison
HORIZON EXPLORATION LIMITED        )
in the presence of:                )

/s/ Andrew R. Murray